Exhibit 10.14

Xplore Technologies Confidential

PURCHASE AND DISTRIBUTION AGREEMENT

BETWEEN

XPLORE TECHNOLOGIES CORP.

AND

PEGATRON CORPORATION

This Purchase and Distribution Agreement (“Agreement”) is made by Xplore Technologies Corp. (“Buyer”) and Pegatron Corporation, (“Seller”) and is effective as of December 7, 2007 (Effective Date).  The terms and conditions contained in this Agreement shall govern the development, production, purchase, sale, service and distribution of the Products listed and described in Exhibit A (“Products and Pricing”).  In the event of any conflict between this Agreement and the terms and conditions of an Order, as defined below, this Agreement shall govern.  Any reference to Buyer or Seller, as the case may be, shall include Buyer’s Subsidiaries and Seller’s Subsidiaries, respectively.  “Subsidiaries” shall mean any entity of which more than fifty percent (50%) of the voting rights are owned or controlled, directly or indirectly, by Buyer or Seller, as the case may be, provided, however, that such entity shall be deemed to be a Subsidiary only for so long as such ownership or control exists. All terms shall have the meanings as set forth below or as defined in this Agreement.

DEFINITIONS:

“Build to Order” shall mean standard Products built upon receipt of an actual purchase order from Buyer.  Manufacturing build is only initiated after a purchase order is received.

“Configure to Order” shall mean Products with a flexible configuration for a broad set of commonly requested hardware and software combinations.

“Customers” shall mean Buyer’s customers, including its authorized resellers and distributors, including end customers.

“Mass Production” shall mean volume production quantities after all milestones have been successfully completed and Buyer has formally released Seller to production.

“Order Cycle Time” shall mean the time between Buyer’s receipt of a customer Order and fulfillment of the Order to an end customer.

“Product Process Order Cycle Time” shall mean the time between Seller’s receipt of the Order and the Product shipment either to Buyer or an end customer.

“Products” shall mean all items listed in Exhibit A “Products and Pricing” which may include ruggedized mobile computing devices, options, subassemblies, or components, in multiple configurations for different countries, packaged and including documentation.

“Ship to First Commit” shall mean Seller’s shipment performance against the first commitment made to Buyer.

“Planning Horizon” shall mean the time period for which Buyer furnishes Seller forecasted requirements in either daily, weekly, monthly or quarterly periods.

“Epidemic Failure” shall mean a greater than [Confidential Treatment has been requested] failure within the warranty period for the same cause in any [Confidential Treatment has been requested], provided that such failures shall not include those failures that are the result of a software defect or bug that is contained in the third party software itself but shall include defects and bugs in the software image created by Seller.

“Buyer Unique Materials” shall mean any obsolete or excess materials without a marketable value purchased to support the forecast will be considered a Buyer Unique Material, including those items defined in Section 19C referred to as Buyer Specific materials.

“Buyer Specific Materials” shall mean product purchased within lead-time that is specific only to the Buyer’s Product.

“Confidential Information” shall mean means any non-public or proprietary information relating to a Party, whether now in existence or hereafter developed, that (a) is designated or identified as being “Confidential”, “Proprietary” or of some similar designation, or (b) a Party knows or should know is considered to be highly sensitive and confidential.  The term “Confidential Information” includes, without limitation, any non-public or proprietary information relating to a Party’s secrets, trade secrets, copyrights, trademarks, patents, patent applications, record of inventions, current and proposed business arrangements and dealings with third parties, business operations, financial information, equipment, samples, samples’ configuration, samples’ concept, procedures, purchases, accounting, bookkeeping, marketing, merchandising, selling, leasing, servicing, finances, infrastructure, business systems, business techniques or operational techniques.  The term “Confidential Information” does not include any information that is or becomes publicly known through no fault of a Party or the Party’s agents, employees or representatives.

“Buyer Deliverable” shall mean any materials solely developed by Buyer for use in the Product.

1.                                      INTENT

A.                                   Buyer intends to purchase Product from Seller.  As such, Seller agrees to cooperate with Buyer to further mutual long-term goals, by sharing Product road map and technology directions.  Seller agrees to cooperate to achieve Buyer’s program goals, which include, but are not limited to, shortening Product lead-times, increasing volume flexibility, achieving Just-in-Time delivery, direct ship logistics, meeting corporate re-engineering and supply chain objectives, achieving ongoing cost reductions and specific quality goals, and continuous quality improvement.

B.                                     This Agreement is not a requirements contract and does not obligate Buyer to purchase any minimum quantity of Product but only establishes the terms and conditions for such purchases if and when they occur.

C.                                     The Parties agree to execute all the Exhibits outlined in the Index of Exhibits of this Purchase and Distribution Agreement.

2.                                      FORECAST/LIABILITY/PURCHASE ORDER

A.                                  Buyer shall furnish Seller with a forecast of the quantity and required delivery dates of Product that Buyer anticipates purchasing under this Agreement commencing on a date in the current week as specified by Buyer in such forecast through the end of the Planning Horizon. The planning horizon will extend to a minimum of a six (6) month time period.  Such forecast may at times be communicated to Seller via a mutually agreed upon EDI protocol. This forecast shall be used only by Seller for material positioning, and not for manufacturing Product.  Product shall only be built to Orders.  The forecasted “Planning Horizon” which is the six (6) month time period for which Buyer furnishes Seller forecasted requirements in weekly, monthly and quarterly time periods.  Buyer’s forecast shall include Buyer’s part number, quantity and required ship date.  The forecast may include components, configure-to-order (CTO) modules, subassemblies, or finished build-to-order (BTO) Product.  Within two (2) business day of Seller’s receipt of Buyer’s forecast, Seller shall send to Buyer a forecast response report, such report may at times be referred to herein as “Seller’s Acceptance Report”, indicating Seller’s commitments to supply Product as requested in Buyer’s forecast. The acceptance report must be received in accordance within a mutually agreed upon format.  Seller shall use its best efforts to ensure that the quantity and delivery dates specified in its acceptance report are equal to those specified in Buyer’s forecast. Failure to respond as stated in Section 2.A shall commit Seller to Buyer’s forecast and upside as defined in Exhibit D, Flexibility Exhibit.  The acceptance report must comprehend capacity, materials, and any other limitations to supply.  The quantity set forth in Seller’s acceptance report for any particular period is referred to herein as the “Maximum Quantity”. Although Seller has no obligation to meet requested increases or decreases beyond the levels indicated in Exhibit D, Flexibility Exhibit, Seller agrees to make best efforts to meet increased or decreased schedules in accordance with Buyer’s forecast updates.  Seller must notify Buyer of any and all excess within five (5) business days of the caused change or Buyer bears no liability for such materials or Product.

B.                                    Buyer’s maximum liability for the volumes specified in the forecast shall be no greater than the percentage numbers as stated in the Flexibility Exhibit, except as otherwise agreed through written letters of authorization executed by the parties.

C.                                    Seller agrees to work with its material suppliers to enable Seller to either return materials to such suppliers or delay the ship date of such materials in order to minimize Buyer’s liabilities.  Any materials or units that Buyer is liable for in accordance with the Flexibility Exhibit and which Buyer pays Seller as stated above shall belong to Buyer.  At Buyer’s request, Seller shall build out the materials into completed Product.  Further, at Buyer’s request, Seller shall either store the materials or finished Product, at Seller’s facilities, or ship the materials or finished Product to Buyer or a location designated by Buyer at Buyer’s cost.

In no event shall Buyer’s liability extend to any excess materials that Seller may have in inventory or on order which are beyond required lead times for such materials based on the forecast or which are the result of Seller’s inaccurate inventory planning.

D.                                   Buyer may purchase Products by issuing from time to time a purchase order to Seller (the purchase order may be referred to herein as the “Order”).   The Order shall set forth the quantity of Product, price of Product, ship date for the Product, ship to location, and part number(s). This Order may contain multiple configurable line items.  The Order may be sent to Seller utilizing a mutually agreed upon EDI protocol.   Manufacturing build is only initiated upon Seller receiving a Purchase Order for units or options.  Seller shall acknowledge and commit to Buyer using an “ Order Acknowledgement”, including multiple line items if designated on the original Purchase Order.  All Purchase Orders must be processed within 24 hours of receipt. Seller shall accept any Order that materially conforms to the terms of this Agreement. No additional or different provisions proposed by Seller in any acceptance, confirmation or acknowledgment shall apply unless expressly agreed to in writing by Buyer.  Buyer hereby gives notice of its objection to any additional or different terms.  Subject to any change orders that may be entered into in accordance with this Agreement, the Order represents the obligation of Buyer to buy and Seller to sell the aggregate quantity of Products specified in the Order in accordance with and subject to the terms of this Agreement and at the price or prices specified in such Order (which prices will be established in accordance with the other provisions of this Agreement).  At no time will Buyer be liable for Product built in excess of the current open orders.

E.                                     Buyer will deliver to Seller an Order based upon customer orders.  These Orders may be configure-to-order (CTO) Product, subassemblies with one or more line items.  The Order will contain, at a minimum, the following items:  (i) Buyer Purchase Order Number; (ii) Configuration/Model/Revision Level; (iii) Quantity; (iv) Address for Delivery; (v) Delivery Date; (vi) Price; (vii) Ship to Location; and (viii) Indication of ship complete or particles accepted.

F.                                     Seller will provide Buyer with a “Sales Order/Shipping Status Report”, as a basis for reconciliation of purchase order backlog between the parties.

G.                                    All Orders shall be issued, submitted or communicated, as applicable manually or by a mutually agreed upon electronic data exchange (“EDI”). It is Buyers intent to transition to electronic communications as soon as the volume of business transactions necessitates.

H.                                   Seller agrees that all Buyer sites, and subsidiaries, shall be entitled to make purchases under this Agreement.

I.                                        The ordering, billing, and shipping/distribution process for all Products to be manufactured by Seller and shipped to Buyer’s destination of choice hereunder shall be as follows:

(i)                                    Purchase Order under this Agreement shall be sent to Seller by the authorized purchasing representative of Buyer, Seller shall acknowledge and commit to Buyer using an “ Order Acknowledgement

(ii)                                Upon delivery of Product by Seller to Buyer’s authorized carrier at Seller’s manufacturing center, Seller shall notify Buyer of product shipment via the agreed upon method, referred to herein as the “Ship Notice”.  The Ship Notice may require multiple line items to be transmitted on a single Order. Seller agrees to automate the Ship Notice such that the Ship Notice is transmitted at the time the Product is tendered to the freight carrier. Seller shall have a process to electronically confirm (i.e. bar code process) that Product has been tendered to the freight carrier and Seller shall develop a verification process to ensure an Ship Notice transaction is not duplicated.  In the event duplicate Ship Notice transactions are sent for the same shipment, resulting in overpayments to the supplier, Buyer has the right to receive immediate reimbursement for the value of the Product overpayment.

(iii)                             Seller shall invoice Buyer via the “Invoice”.  Seller agrees to use best efforts to transact matching invoices for all individual ship notifications sent, including multiple line items. At no time shall an invoice reflect two or more ship notification transactions.  In the event an invoice does not match a ship notification, Buyer will withhold payment on that invoice until exceptions have been reconciled.

(iv)                            Buyer will pay Seller for the amounts invoiced in accordance with the terms of this Agreement.  Invoices shall reflect the prices specified in the Order.

J.                                       Buyer shall be designated as Seller’s most preferred customer.  As such, Seller will provide Buyer with all necessary support with Seller’s most experienced and talented resources.  In addition, Seller agrees to meet all of Buyer’s Product development and purchase/distribution requirements on a priority basis before any of its other customers.

3.                                      CHANGE REPORTS, COMMITS AND OTHER COMMUNICATIONS

A.                                  Changes to delivery dates may only be made by Buyer’s authorized representatives either designated in writing from time to time or in the form of an EDI 860 transaction, referred to as a Purchase Order Change /Cancellation/Redirect Request”.  Buyer may issue change requests for Product quantities and schedule dates, subject to Buyer’s liability obligations, in accordance with the Flexibility Exhibit attached as Exhibit D (“Flexibility Exhibit”).  Any such change request by Buyer shall be subject to Seller’s written confirmation, referred to as a “Purchase Order Change Acknowledgement/Request”, within one (1) business day following receipt of the change request.

4.                                      TERM OF AGREEMENT

The term of this Agreement shall be three (3) years, commencing on the date this Agreement is signed by both parties (“Effective Date”). This Agreement will be automatically renewed at the conclusion of the initial three (3) year period for successive one (1) year periods unless one of the parties indicates by written notice to the other party not less than ninety (90) days prior to the end of the term that it does not intend to renew the Agreement.  Notwithstanding the foregoing, the Agreement shall remain in full force and effect and shall be applicable to any Order(s) issued by Buyer to Seller during the term of this Agreement until any and all obligations of the parties under such Order(s) have been fulfilled.  This Agreement may be amended within the 3 years as required.

5.                                      PRICING

A.                                  The prices for the Products shall be set forth in Exhibit A and shall be fixed for the period set forth therein (the “Pricing Period”) and shall not be contingent on purchased volumes.

B.                                    Prices shall include all charges for materials such as packaging, packing, crating, storage, forwarding agent or brokerage fees, freight shipping charges, document fees, duties, and any and all sales, use, excise and similar taxes necessary to deliver materials to the appropriate

Seller’s manufacturing center. Seller will not be responsible for the freight, insurance costs, all governmental duties/charges and other relevant expenses in connection with the shipment of Product from Seller’s manufacturing center to Buyer’s destination of choice.  Buyer shall reimburse Seller for any applicable sales, use, excise and similar taxes actually paid by Seller in completing the sales transaction to Buyer for the Product.

C.                                    Seller shall maintain a vigorous cost reduction program to ensure that pricing is competitive at all times. Seller is able and willing to drive automatic cost reductions of [Confidential Treatment has been requested] for materials managed by Seller and [Confidential Treatment has been requested] for non-materials to Buyer. In addition Buyer and Seller agree to determine the material cost impact to future component cost reductions based on forecast and order volume changes. Not withstanding the foregoing, Buyer and Seller shall each have the right to require an immediate review with the other party of the pricing of the Product because of significant changes in the marketplace and the parties agree to work together to reach a mutually acceptable price for the Product to achieve best pricing.

D.                                   Notwithstanding any other requirements in this Agreement, including section 5E below, and to the extent permitted by applicable law, Seller shall offer Buyer the lowest prices and most favorable terms net of any discounts or rebates that it affords or intends to afford to its other customers for similar product. Seller’s execution and delivery of any pricing schedule shall be its representation that the prices and other terms reflected therein (the “Subject Terms”) comply with the preceding sentence and that, except as disclosed by Seller to Buyer prior to entering into a pricing schedule, the Prices and subject terms are the lowest and most favorable offered by Seller to any of its other customers for similar Product, regardless of quantity purchased. In the event Seller discloses that the prices and subject terms are the lowest and most favorable permitted by law but are not the lowest and most favorable offered to any of its other customers, Seller shall furnish Buyer with such evidence as Buyer requests, to confirm the basis on which prices and terms more favorable than those offered to Buyer are being offered to any of Seller’s other customers.

E.                                     In order to reduce the cost of components for the production of Products, Buyer has requested in some instances that suppliers extend Buyer’s pricing to Seller solely for components used in the manufacture of Products.  In certain instances suppliers will sell to Seller at prices equal to prices charged to Buyer.  In other instances, suppliers will sell to Seller at pricing that will include an uplift to Buyer’s standard pricing.  This uplift will be included as part of the pricing offered to Seller solely to protect the confidentiality of Buyer’s pricing on such components.  This pricing shall apply only to components sold to Seller for use in Buyer’s Products and should not in any way affect pricing for any components which may be sold to Seller outside of Buyer’s program.  Furthermore, suppliers offering such pricing to Buyer have been instructed not to represent that this pricing is anything other than pricing for supplier components to be used exclusively in Products.  Suppliers have been given permission to provide Seller with any and all technical information required by Seller concerning the operation of supplier materials or their integration into Products.  All pricing offered by suppliers to Seller, as well as the terms of this program, are subject to the terms of Section 30.

F.                                     Seller shall submit to Buyer a vendor list for materials used in the Product.  In addition, Seller shall notify and provide samples to Buyer of any changes in the vendor list forty-five (45) days prior to implementing the change.

G.                                    Seller shall provide Buyer proposed pricing, (by Buyer unique part number), and a forecast of proposed future pricing by quarter per each geographic regional configuration site, no later than the fifth business day of the last month of each quarter end in accordance with Exhibit A.

H.                                   Seller shall provide all necessary resources to support the procurement activity required to acquire all materials and services to support the Product.

I.                                        Buyer sets target cost goals for each of the components included in the Product manufactured by Seller for Buyer.  From time to time Seller may provide cost reduction incentives to Buyer to approve AVL changes for mutual financial benefit.

J.                                       All quotes for mass production product must be finalized and electronically provided to Buyer, three (3) days before the first calendar day of each month, provided Buyer has extended pricing on components as agreed upon between the parties at least one (1) week prior to the end of the previous month. The effective date of each quote is to be the first calendar day of each month. If Seller fails to provide finalized, mutually agreed upon pricing prior to this date then Buyer shall have the right to recover the difference in the current costs and the new agreed upon costs by offsetting Seller’s payables.

The quote format itself has two distinct parts, the upper part of the format contains strictly material costs, and the lower part of the quote contains strictly non-material costs.  Seller agrees to utilize commercially reasonable efforts to adhere to this quote format as a means to communicate actual Seller material and non-material costs to Buyer. If Seller fails to provide the quote as defined above, Buyer shall have the right to recover any financial impact by offsetting Seller payables.

6.                                      AGED INVENTORY

A.                                   Aged Inventory is defined as any critical component that is carried in inventory through a pricing period change. All components shall be costed at current market price.  Seller agrees that it shall comply with the terms of Section 17 and Exhibit I, ODM Requirements.

7.                                      EXCLUSIVITY AND MANUFACTURING RIGHTS

A.                                   Seller agrees that the Product listed in Exhibit A shall be manufactured by Seller solely for purchase by Buyer and distribution to Buyer and or Buyer’s customers.  Seller will preinstall the software specified by Buyer for each model of the Product at Seller’s manufacturing, distribution, and/or HUB centers. Seller will maintain control, in its Taiwan location, of the master copy of the software to be preinstalled on the Products. Seller shall also ensure adequate controls of all software in its configuration sites.

B.                                     Buyer shall own all rights to the Product hardware and software created by Seller specifically for Buyer, to the extent defined under the Product specification Exhibit. To the extent that Buyer does not own the rights to the Product hardware and software, Buyer shall have the right to manufacture or have manufactured the Products if Seller becomes unable or unwilling to support the terms of this agreement. Seller hereby grants to Buyer the right necessary for Buyer to use, produce, manufacture and/or have manufactured quantities of such Product for distribution of the Product by Buyer.  Seller shall provide to Buyer access to and use of all items that are necessary and/or useful in the manufacture of the Products for distribution by Buyer, including but not limited to, Seller’s drawings, software download images, bills of materials, processes, tools, and vendors list, to enable Buyer to manufacture and/or have manufactured Products for distribution by Buyer and create improvements to the Products.  Seller shall also provide to Buyer, at Buyer’s request and on a commercially reasonable basis, telephone and on-site personnel support as Buyer may request from Seller to assist and enable Buyer to manufacture or have manufactured and/or distribute such Products in commercial quantities. Buyer agrees to pay Seller reasonable expenses for such support.  Buyer reserves the right to manufacture internally or have manufactured at alternative sites such Products at their discretion. The parties agree that all costs for first sets of tooling shall be specified into Product Tooling Exhibit, as specifically set forth in this Agreement.    In the event of termination of this Agreement or if Seller files for bankruptcy or voluntary liquidation, Buyer shall have the right to purchase all tooling by paying the remaining tooling costs.

The IP rights of, in, and to, the work product created prior to this project shall be owned by the respective Party. Seller shall be allowed to use the IP rights created for this project provided that Seller requests approval in writing from Buyer. Buyer shall not unreasonably withhold approval of Seller’s written request.

C.                                     Except to the limited extent expressly stated in Section 19.D.2, Seller agrees that it will not produce, manufacture, or sell for itself or for any of its other customers any product that has the look and feel with regards to physical styling of the Buyer Products.  All software images created by Buyer or specifically created or developed by Seller for Buyer Products shall be used by Seller solely for Buyer Products and for no other purpose.

D.                                    If Seller becomes unable to support the planning / procurement / manufacturing and distribution practices that are acceptable to Buyer, then Buyer reserves the right, with advance notification, to support this Product by installing a management team utilizing Seller’s facilities and resources until Seller is once again able to support the Product adequately.  Seller shall bear all costs associated with the implementation of Buyer’s management team, including, but not limited to, travel, lodging, and salary for each team member.  In addition, Seller shall bear all costs associated with Buyer’s support requested by Seller.

E.                                      Buyer shall have the right to manufacture or have manufactured the Products if Seller becomes unable or unwilling to support the terms of this agreement. Seller hereby grants to Buyer a license under trade secrets, copyrights and patents to access and use all of Seller’s drawings, bill of material, and vendors to make and have made Products and create improvements to the Products.  Seller agrees that any improvements created by Buyer shall be owned by Buyer.  Seller agrees that presentation of this Agreement by Buyer to Seller’s successors and assigns shall be sufficient for such successors and assigns to make Seller’s drawings, bills of materials, and vendor lists accessible to Buyer. Buyer may perform or have others perform any or all final assembly and regional configuration of the Products.

8.                                      DELIVERY

A.                                   Seller understands that time shall be of the essence in meeting Buyer’s requirements and agrees that Buyer may be irreparably damaged should Seller not meet Buyer’s specified delivery requirements.  Delivery performance shall be measured by Seller’s ability to ship pursuant to the performance metrics in Exhibit I.

B.                                     Unless otherwise set forth in the Order, title and risk of loss shall pass to Buyer upon Seller’s delivery to Buyer’s authorized carrier / or freight forwarder.

C.                                     Each week Seller will provide a report of potential material shortages for the next six (6) week period.  Seller shall notify Buyer in writing immediately if Seller has knowledge of any event that could result in any change to the agreed delivery plan.

D.                                    Seller shall be responsible for shipping Product on the date and in the quantities identified in the Order from Buyer and acknowledged by Seller, including any upsides identified in Exhibit D, or as otherwise agreed to by the parties in writing.  In the event that Product committed for delivery by Seller does not meet the original committed date, Buyer may request that such Product be shipped and delivered via a different mode of transportation at Seller’s expense. In the event that Buyer requests expedited delivery of Product at its expense, Buyer shall do so in writing.

E.                                      If Seller is unable to provide Product as specified within the forecasts and the Order, then Buyer has the right to either cancel the specified Orders or allow them to roll into the next manufacturing period, at Buyer’s discretion. Unless otherwise specified by Buyer, Seller shall be liable for any Product not delivered by the confirmed ship to first commit date prior to the stated production end date for each program as specified in the Order where such failure is solely attributable to Seller. Seller may dispose of the excess Product in accordance with Section 16.

F.                                      If Seller ships Product in advance of the ship date, Buyer may, at its option, either (i) return such Product to Seller at Seller’s risk and expense (in which case Seller, at its expense, shall redeliver such Product to Buyer on the correct ship commit date) or (ii) retain such Product and make payment on the date payment would have been due based on the correct ship date.

9.                                      PACKING, MARKING, AND SHIPPING INSTRUCTIONS

A.                                   All Product shall be prepared and packed in a commercially reasonably manner so as to secure the lowest reasonable transportation rates and meet carrier’s requirements or those set forth in the Product specification Exhibit B (“Specification”).

B.                                     Each pallet in each shipping container shall be marked to show Buyer’s Order number, part number, revision level, lot number, quantity contained therein, and appropriate country of origin marking.  In addition, Seller and Buyer will agree on a bar code specification which shall govern the marking on the Product, including the serial numbering scheme.  A packing list showing the Order number shall be included in each shipment.

10.                               QUALITY AND SERVICE

A.                                  Seller shall establish and/or maintain a quality improvement plan and a service and support plan acceptable to Buyer.  The Quality Agreement and Service and Support Agreement are incorporated into this Agreement as Exhibit C and Exhibit E, respectively.

B.                                    At Buyer’s request, Seller shall facilitate on-site visits and inspections by Buyer during normal business hours and upon prior notice.  Buyer’s inspections shall in no way relieve Seller of its obligation to deliver conforming Product or waive Buyer’s or Buyer’s customers’ right of inspection and acceptance at the time the Products are delivered.

C.                                     Seller agrees to provide relevant outgoing inspection, quality, and reliability data upon Buyer’s request and in accordance with the Quality Agreement.

D.                                    Seller agrees to ship Product that conforms to the formally released revision level as stated on Buyer’s Order and acknowledged by Seller.  Buyer’s revision levels will not be effective unless mutually agreed to between Buyer and Seller utilizing a completed Engineering Change Request (ECR) by written confirmation.

E.                                      Seller agrees to advise Buyer of any changes at least forty-five (45) days, (or as otherwise agreed to in writing by the parties), prior to process, materials, or sources of supply and ensure that such changes do not compromise specifications, quality, reliability, or the delivery times of Products ordered by Buyer.

F.                                      Any form of rework requested by Buyer shall be at Buyer’s expense, provided that such request is authorized in writing via a purchase order by an authorized Buyer representative. If Seller does not secure written authorization for the expense prior to the rework, then the parties agree that the rework will be at Seller’s expense. The format of the estimate of rework costs from Seller shall be agreed upon by the parties. All estimates of rework costs will include but are not limited to the following; materials, freight, labor, profit, overhead, duties and any other subject that the parties may agree upon.

11.                               INSPECTION, ACCEPTANCE, AND RETURNS

A.                                   Products purchased/distributed pursuant to this Agreement shall be subject to inspection and test by Buyer or Buyer’s Customers, as the case may be, including during the period of manufacture or development.  “Customers” as used in this Section shall mean Buyer’s customers, including its authorized resellers and distributors, and end users.  Unless otherwise specified in the Order, final inspection and acceptance of Product by Buyer or Buyer’s Customers shall be at Seller’s manufacturing, configuration, distribution, and/or HUB center or Buyer’s Customers’ location.  Buyer and/or Buyer’s Customers reserve the right to reject Product which does not conform to the specifications, drawings, samples or other descriptions specified by Buyer.  The time period covering DOA of Product will be within [Confidential Treatment has been requested] from date of receipt. All rejections of Product by Buyer or Buyer’s Customers shall be returned to a location mutually determined by the parties for processing in accordance with Section 11.B below.

CLASSIFICATION BY BUYER	DISPOSITION BY BUYER	[Confidential Treatment has been requested]	[Confidential Treatment has been requested]

New/Functional	Return to Seller	[Confidential Treatment has been requested]	[Confidential Treatment has been requested]

New/Nonfunctional	Return to Seller	[Confidential Treatment has been requested]	[Confidential Treatment has been requested]

Used/Functional	Treat as used equipment	[Confidential Treatment has been requested]	[Confidential Treatment has been requested]

Used/Nonfunctional	Treat as used equipment	[Confidential Treatment has been requested]	[Confidential Treatment has been requested]

B.            Buyer and Seller agree that the following shall apply to Product returns, including but not limited to:  (i) refused shipment returns; (ii) service returns; (iii) dead on arrival (“DOA”) returns;  (iv) factory fallout.

(1) Buyer will inform its Customers that all returns of Product shall be delivered to Buyer by Buyer’s Customers.  Buyer shall screen all returned Product to determine whether the Product is new or used, and functional or nonfunctional.  Buyer will classify each returned Product unit as either (a) New/Functional; (b) New/Nonfunctional; (c) Used/Functional; or (d) Used/Nonfunctional.

(2) Following Buyer’s classification of whole unit returns, the units will be dispositioned based upon the terms outlined in Exhibit E. If Seller determines that Buyer misclassified any returned New/Functional Product as New/Nonfunctional Product, such returned Product shall be handled as a New/Functional Product provided that Buyer has verified that the Product was misclassified.  Product required to be corrected or replaced shall be subject to the same inspection and warranty provisions of this Agreement as Product originally delivered under any Order.

C.            In the event that Buyer returns new Product to Seller for correction or replacement, Seller shall repair or replace all such defective Product within five (5) days of receipt of such Product. Buyer shall obtain a “Return Material Authorization” (RMA) from Seller for all returns that Buyer ships to Seller.  Seller will issue an RMA immediately on telephone contact.  Buyer will issue a debit memo for each Product returned by Buyer based on the price of the Product in the calendar quarter that the Product is returned by Buyer.  The next Buyer Order released will be at the same cost as the debited Product. Seller agrees to provide failure analysis of rejected material within ten (10) days after receipt of reject materials.  Seller shall provide a written corrective action report addressing the steps that will be taken to eliminate the cause of the problem.  All FRU returns shall be handled in accordance with the Service Agreement.

D.            Seller represents and warrants that it will use only new materials or components to correct or replace defective Product that will be sold as new Product to Buyer.

E.             The parties agree that at the Product’s end of life Buyer shall not ship such Product to Seller for restocking purposes unless mutually agreed.

12.                               WARRANTY

A.                                   Seller warrants that title to all Products delivered to Buyer and Buyer’s customers under this Agreement shall be free and clear of all liens, encumbrances, security interests or other claims and that for a period of [Confidential Treatment has been requested], as identified for the applicable Product in Exhibit B and Exhibit E, beginning on the date the Order is shipped, in accordance with the Order, that all Products shall be free from defects in material, workmanship, and design and that they shall function for their intended purpose.  Seller further warrants that all Products shall conform to applicable specifications, drawings, samples, and descriptions referred to in this Agreement.  The warranty for replaced or repaired Product will be the same as the original Product, or as required by law.

The warranties in this Section will not apply to any Product (i) has been improperly installed or altered by Buyer, (ii) has been subjected to misuse, abuse, negligence or accident, (iii) has been used in a manner contrary to agreed Specifications (iv) whose component is supplied by Buyer, (v) whose defect is caused by 1) Buyer’s design(s), 2)  modifications to the Products not by Seller or 3) Buyer’s combination with other product(s) not supplied by Seller.

B.                                     Notwithstanding the provisions of Sections 10.B or 11.A of this Agreement, Seller agrees that in case of Epidemic Failure, as defined below, Seller shall provide correction or replacement, which may include design, component, or subassembly changes, within ten (10) days of Seller’s issuance of the failure analysis report provided to Buyer as required by this Section 12.B.  Epidemic Failure shall mean a greater than [Confidential Treatment has been requested] failure within the warranty period for the same cause in any [Confidential Treatment has been requested], provided that such failures shall not include those failures that are the result of a software defect or bug that is contained in the third party software itself but shall include defects and bugs in the software image created by Seller.  In the event such Epidemic Failure is solely attributable to Seller, Seller shall bear all risk and costs for such correction, replacement, or changes including but not limited to labor, material, inspection, and shipping to and from Buyer’s facilities or designated location, provided that Seller may use its best reasonable judgment in determining the appropriate method of correction or replacement with approval by Buyer.  If Buyer incurs any such costs, it may either recover them directly from Seller or set-off via a debit note any amounts due to Seller.  Seller agrees to provide failure analysis of rejected material within ten (10) days after receipt of reject materials.  Seller will also provide a written 8D corrective action report addressing the steps that will be taken to eliminate the root cause of the problem.

C.                                    Seller agrees that in the event of an Epidemic Failure solely attributable to Seller, Seller shall bear all expenses necessary to refurbish or replace all Products affected by the root causes identified as being Seller’s fault.  Seller shall have the option of designating whether the defective Product shall be refurbished or replaced.  The direct expenses to be borne by the Seller shall include, but are not limited to the following:

a)              [Confidential Treatment has been requested]

b)             [Confidential Treatment has been requested]

c)              [Confidential Treatment has been requested]

d)             [Confidential Treatment has been requested]

e)              [Confidential Treatment has been requested]

f)                [Confidential Treatment has been requested]

g)             [Confidential Treatment has been requested]

D.                                    Seller represents and warrants that the materials and components used in the Product shall be new, including those materials and components obtained from its vendors and subcontractors.

13.                               IN WARRANTY AND OUT OF WARRANTY SERVICE AND SUPPORT

A.                                   In warranty and out of warranty service and support shall be as provided for in Exhibit E.

14.                               PAYMENT AND SET-OFF

A.                                   Payment terms shall be OA [Confidential Treatment has been requested] from date of invoice, provided that Products have been confirmed as having been delivered by Seller to Buyer’s authorized carrier at Seller’s configuration centers.  Payment of invoices shall not constitute final acceptance of the Product.  Payment shall be made by Automated Clearing House (ACH) to the U.S. bank account designated by Seller.

B.                                     Buyer retains the right to immediately setoff rejections of Product or discrepancies on invoices against current or future invoices for all RMAs, and any other circumstances that Buyer deems appropriate.

C.                                   Buyer will pay Seller for the amounts invoiced in accordance with the terms of this Agreement.  Invoices shall reflect the prices specified in the Orders. Unless otherwise specified in Exhibit A or agreed to in writing by the parties, payment shall be in U.S. dollars unless prohibited by regional legal code.

D.                                  [Confidential Treatment has been requested.]

15.                               CHANGES

A.                                 Buyer may from time to time change the specifications for the Products and Products’ FRUs, and Seller agrees to make best efforts to comply.  Buyer shall be responsible for the costs of implementing the engineering changes requested by Buyer.  If changes result in a change in Seller’s costs or in the time for performance, an adjustment will be made subject to mutual written agreement of the parties.  Any adjustment must be in writing and must be requested within ten (10) days of receipt by Seller of the notice of change.

B.                                   No changes shall be made by Seller in the form, fit, function or compatibility of Products purchased hereunder without Buyer’s prior written approval.  In the event of a request for change (regardless of who initiates such request), Seller shall issue an “Engineering Change Request” form, and Buyer shall respond within five (5) business days.  If changes are necessary to correct design defects, Seller shall bear risk of correction.  If Buyer incurs any costs for such corrections, it may either recover them directly from Seller or set-off via a credit note any amounts due to Seller.  Seller shall be liable for any and all loss or damage incurred to Buyer if an ECN is implemented without Buyer’s prior written approval.

C.                                   Upon request by Buyer, and in accordance with the Service and Support Agreement, and Quality Agreement, Seller will provide test procedures and test results to Buyer’s Product Engineer indicating that there will be no adverse consequences resulting from the Engineering Change Request.

16.                               OBSOLETE AND EXCESS MATERIALS

A.                                 From time to time Buyer may, at its option, in accordance with Exhibit D, request Seller to change manufacturing schedules to support the changing market requirements.  As a result of these requested changes from Buyer, Seller may have materials on hand or on order that either cannot be rescheduled for delivery at a later date, or that cannot be returned to the component supplier for restocking. This impact of the schedule changes could become obsolete or excess to the program requirements.  Seller agrees to inform Buyer in writing each week of any potential obsolete or excess materials based upon the Forecast received. Buyer will advise Seller in writing of the proper disposition of such materials based on the information provided by Seller.  Seller also agrees to comply with the terms of Section 16, as they apply to obsolescence of materials.  Buyer bears no liability if written notification is not received within five (5) business days of the change.

B.                                   Seller agrees, as stated in Section 2(C) to work with its suppliers to return all materials or delay shipments in order to minimize Buyer’s liabilities.  Buyer shall only be liable for materials that were purchased inside lead-time and which are necessary to support Buyer’s Orders and the forecast.   After Seller has exhausted all efforts to limit Buyer’s liability, Buyer may, at its option, request Seller to dispose of the excess or obsolete materials at Buyer’s cost. The process / procedures to be utilized for disposition of this material shall be mutually agreed upon by the parties, with the appropriate level of authorization from Buyer and Seller.

C.                                   Seller shall be prohibited from selling any Buyer Specific Materials, as set forth in Section 19C, to any third party unless approved in writing by Buyer.

D.                                  The parties intend that Seller shall reduce liability for obsolete materials by implementing the supply chain reengineering processes and ODM initiatives as defined in Exhibit I.  Therefore Buyer shall only be responsible for Buyer Unique Materials. Any obsolete or excess materials without a marketable value purchased to support the forecast will be considered a Buyer Unique Material, including those items defined in Section 19C referred to as Buyer Specific materials.  Buyer shall provide commercially reasonable assistance to Seller in order to implement the requirements of Exhibit I.  Notwithstanding the foregoing, the parties agree that certain obsolescence may be created by certain unique program requirements, including without limitation, engineering changes, program cancellations, or quantity decreases over and above the flex model in Exhibit D.  In such instances, the parties shall agree on the appropriate amount of reimbursement pursuant to the procedures described in Section 16A and 16B above.

E.                                    The parties shall collaboratively reach agreement on the timing and remaining volumes available for EOL of the Product. The Product EOL shall be documented and included in the forecast communicated to Seller. Seller shall provide commitment for the Product EOL forecast based on the forecast process described in Section Two (2).

17.                               ODM REQUIREMENTS AND METRICS

The parties agree that Seller shall implement ODM requirement pursuant to the milestones and implementation dates set forth in Exhibit I.

18.                             ALTERNATIVE DISPUTE RESOLUTION

The parties agree that disputes shall be resolved pursuant to the Dispute Resolution Procedures set forth in Exhibit G.

19.                               TERMINATION FOR CAUSE

A.                                 Seller may terminate this Agreement and/or any Order issued hereunder at any time by written notice in the event that Buyer:

1.                                      Fails to comply with any material provision of this Agreement or any Order issued hereunder, and, in the case of a breach which is capable of remedy, fails to remedy same within thirty (30) days of notification of said breach, or

2.                                      Becomes insolvent or makes an assignment for the benefit of creditors, or a receiver or similar officer is appointed to take charge of all or a part of Buyer’s assets and such condition is not cured within thirty (30) days.

B.                                     Buyer may terminate this Agreement and/or any Order issued hereunder at any time by written notice in the event Seller:

1.                                      Fails to comply with any material provision of this Agreement or any Order issued hereunder, and in the case of a breach which is capable of remedy, fails to remedy same within thirty(30) days of notification of said breach, or

2.                                      Becomes insolvent or makes an assignment for the benefit of creditors, or a receiver or similar officer is appointed to take charge of all or a part of Seller’s assets and such condition is not cured within thirty (30) days, or

3.                                      Seller shall not assign or attempts to assign, or subcontracts or attempts to subcontract, any or all of its rights or obligations under this Agreement or any Orders issued hereunder to a third party without Buyer’s prior written approval.

C.                                     Upon termination by Seller of the Agreement and/or any Order issued under 19A above, Buyer’s entire liability shall be to purchase all materials, including Buyer Specific Materials and finished goods that have been purchased within lead time by Seller to fulfill Buyer’s Order(s) in accordance with the Flexibility Agreement.

D.                                    Upon termination by Buyer of the Agreement and/or any Order issued under 19B above:

1.                                      Buyer shall have the option to purchase any materials, work in progress or finished goods, which Seller may have purchased or processed for the fulfillment of any Order, at Seller’s cost plus a reasonable amount for any value already added by Seller; and

2.                                      Seller shall not use any of the Buyer Specific Materials in any other product or resell any of the Buyer Specific Materials.  Other than the Buyer Specific Materials, Seller may use, resell or otherwise dispose of all other materials as it deems appropriate; and

3.                                      Buyer shall have no liability beyond payment for any balance due for Products delivered by Seller before notice of termination.

20.                               TERMINATION FOR CONVENIENCE

A.                                  Either party (“Terminating Party”) may terminate this Agreement at any time for any reason upon giving a three (3) months written notice of termination to the other party (“Terminated Party”).  Upon receipt of such notice, the Terminated Party shall immediately cease to incur expenses pursuant to this Agreement that has been terminated unless otherwise directed in the termination notice.  The Terminated Party shall also take all reasonable steps to mitigate the cost to the Terminating Party for terminating this Agreement and/or any Order.  Within thirty (30) days from the date of notice, Seller shall notify Buyer of costs incurred up to the date of termination.  In no event shall such cost exceed the unpaid balance, per the Flexibility Agreement.

B.                                    In addition to the foregoing, in the event that this Agreement is terminated by Buyer pursuant to this Section, Buyer’s entire liability shall be to purchase all finished goods, work in progress, and materials, including Buyer Specific Materials that have been purchased within lead time by Seller to fulfill Buyer’s Order(s), in accordance with the Flexibility Agreement, provided that Seller shall also take all reasonable steps to mitigate the cost to Buyer for terminating this Agreement and/or any Order.

21.                               LIMITATION OF LIABILITY

EXCEPT FOR A BREACH OF SECTION 21, 25 OR 29 OF THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, UNLIQUIDATED INVENTORY, ETC.), INCIDENTAL, INDIRECT, SPECIAL, OR PUNITIVE DAMAGES EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

BUYER’S TOTAL LIABILITY UNDER THIS AGREEMENT SHALL BE LIMITED TO [CONFIDENTIAL TREATMENT HAS BEEN REQUESTED].

SELLER’S TOTAL LIABILITY UNDER THIS AGREEMENT SHALL BE LIMITED TO [CONFIDENTIAL TREATMENT HAS BEEN REQUESTED].

EXCEPT AS SPECIFICALLY SET FORTH IN THE PURCHASE AND DISTRIBUTION AGREEMENT FOR THE PRODUCTS, NEITHER PARTY SHALL HAVE LIABILITY FOR EXPENSE INCURRED BY THE OTHER PARTY, INCLUDING WITHOUT LIMITATION EXPENSES ARISING FROM THE DEVELOPMENT, MANUFACTURING OR DISTRIBUTION OF THE PRODUCT.

22.                               FORCE MAJEURE

A.                                  Neither party shall be liable for its failure to perform any of its obligations hereunder during any period in which performance is delayed by fire, flood, war, embargo, riot, labor strike, or the intervention of any government authority (“Force Majeure”), provided that the party suffering such delay immediately notifies the other party of the delay.  If, however, the Party’s performance is delayed for reasons set forth above for a cumulative period of fourteen (14) calendar days or more, the other Party, notwithstanding any other provision of this Agreement to the contrary, may terminate this Agreement and/or any Order issued hereunder by notice to Seller.  In the event of such termination, Buyer’s sole liability hereunder will be for the payment to Seller of any balance due and owing for conforming Product delivered by Seller prior to Seller’s notification of delay to Buyer.  In the event the parties do not terminate this Agreement and/or Order due to a Force Majeure, the time for performance or cure will be extended for a period equal to the duration of the Force Majeure.

23.                               NOTICES

Any notice given under this Agreement shall be in writing and will be effective when delivered personally or deposited in the mail, postage prepaid and addressed to the parties at their respective addresses set forth below, or at any new address subsequently designated in writing by either party to the other:

If to Seller :	Pegatron Corporation.
5th F No. 76 LI-GONG STREET
TAIPEI, TAIWAN 112 R.O.C.
ATT: STEVE HWANG

with a copy to:
Pegatron Corporation.
5th F No. 76 LI-GONG STREET
TAIPEI, TAIWAN 112 R.O.C.
ATT: LEGAL DEPARTMENT

If to Buyer:
XPLORE TECHNOLOGIES CORPORATION
14000 SUMMIT DRIVE SUITE 920
AUSTIN, TEXAS 78728
ATT: RANDY PARAMORE

with a copy to:
XPLORE TECHNOLOGIES CORPORATION
14000 SUMMIT DRIVE SUITE 920
AUSTIN, TEXAS 78728
ATT: MICHAEL RAPISAND

24.                               COMPLIANCE WITH LAWS

A.                                  All Product supplied and work performed under this Agreement shall comply with the applicable laws and regulations in the regions specified in Exhibit B.  In particular, Seller agrees that its performance under this Agreement shall comply with all laws governing its relationship with its employees, agents or subcontractors and with the chlorofluorocarbon labeling requirements of the U.S. Clean Air Act of 1990, and the RoHS requirements for Product shipping into Europe.  Upon request, Seller agrees to certify compliance with such applicable laws and regulations.

B.                                    The parties agree that amendments to this Agreement may be required to satisfy local or national legal requirements.

25.                               PATENT, COPYRIGHT AND TRADEMARK INDEMNITY

A.                                  Except for any claims which may arise from Buyer Deliverables, Seller shall defend, at its expense, any claim against Buyer alleging that Products furnished under this Agreement infringe any patent, copyright, trade secret, trademark, or other intellectual property right and shall pay all costs, including attorney’s fees, expenses and damages, provided Seller is notified in writing of such claim and permitted to defend and compromise such claim.  “Buyer Deliverables” shall mean materials solely developed by Buyer and all third party titles licensed to Buyer for the Products.

Notwithstanding foregoing, the Seller shall not be liable for any claim arising out of (I) the modification of the Product not by Seller; (II) the use of the Product in combination with other hardware or software not made by the Seller ; (III) component(s) or part(s) provided by Buyer.

Except for any claims which may arise from Seller Deliverables, Buyer shall defend, at its expense, any claim against Seller alleging that Buyer Deliverables furnished under this Agreement or any claim arising out of (I) the modification of the Product or any unauthorized combination by Buyer; (II) component(s) or part(s) provided by Buyer infringing on any patent, copyright, trade secret, trademark, or other intellectual property right and shall pay all costs, including attorney’s fees, expenses and damages, provided Buyer is notified in writing of such claim and permitted to defend and compromise such claim.  “Seller Deliverables” shall mean materials used by Seller or solely developed by Seller for use in Buyer’s Product.

B.                                    If, subject to the foregoing, during the term of this agreement, an injunction or exclusion order issues that precludes Buyer’s use, sale, manufacture or importation of any Product (or, if Buyer reasonably believes such an injunction or exclusion order is likely, with the exception of Buyer Deliverables) Seller shall, at its expense, and at Buyer’s request, use commercially reasonable efforts to obtain for Buyer the rights necessary to permit Buyer to use make, have made, sell and import such Product.  In the event that Seller cannot obtain such rights for Buyer, Seller shall repurchase all such Products from Buyer at the purchase price.

C.                                    Seller warrants that there are no claims of infringement with respect to the Product.

D.                                   Seller shall be authorized to use Buyer logo and trademark only to the extent necessary to meet the required specification for the Product(s). No other rights with respect to Buyer’s trademarks, trade names or brand names are conferred, either expressly or by implication, upon Seller.

26.                               CAPACITY

A.                                  As specified in this Agreement, Buyer will provide Seller with six (6) month forecasts of Buyer’s quantity requirements.  Seller will commit to be able to meet all of Buyer’s forecasts by putting in place plans for capacity, materials supply, mother boards, chassis, manufacturing centers and software download capability.  In addition, upon four (4) months prior notice by Buyer, Seller will have the capability to increase manufacturing capacity by 100% of Buyer’s forecasts in order to meet Buyer’s increased quantity requirements.  Seller agrees to review forecasts provided by Buyer and advise Buyer if Seller anticipates that it will be unable to achieve the requested volumes.  Buyer volume forecasts will be provided to Seller in accordance with Exhibit A.  Seller may from time to time request Buyer to review Buyer’s forecast and advise of any changes.

B.                                    Seller commits to Buyer that Seller shall have enough capacity and sufficient materials allocated to the appropriate manufacturing centers to be able to meet the forecast and provisions of the Flexibility Exhibit, if required by Orders. From time to time, as reasonably necessary due to critical material shortages, Buyer may provide Seller with a reasonable amount of assistance to procure such materials.

27.                               GRATUITIES

Each party represents that it has not offered nor given and will not offer nor give any employee, agent, or representative of the other party any gratuity with a view toward securing any business from the other party or influencing such person with respect to the business between the parties.

28.                               INSURANCE AND STATUTORY OBLIGATIONS

A.                                  If any party’s work under this Agreement requires access by such party to any of the other party’s premises or the premises of the other party’s customers or subcontractor, or locations where the other party conducts business, or with material or equipment furnished by the party, such party shall take all necessary precautions to prevent the occurrence of any injury to persons or property during the progress of such work and, except to the extent that such injury is due solely and directly to the other party’s acts or negligence. Such party shall indemnify the other party against all loss which may result in any way from any act or negligence of such party, its employees, servants, agents or subcontractors.

B.                                    Seller agrees to observe commercially reasonable loss prevention practices to prevent accidental loss or damage to inventory, whether in the form of raw material, WIP, or finished goods, that Seller has in its possession for the purpose of fulfilling Buyer’s Orders.

29.                               INDEMNIFICATION

Except for any claims which may arise from Buyer Deliverables, Seller agrees to protect, defend, indemnify and save Buyer harmless from all sums, costs and expense which Buyer may incur or be obliged to pay as a result of any and all loss, expense, damage, liability, claims, demands, either at law or in equity, of every nature whatsoever in favor of any person, including both Seller’s and Buyer’s employees, resulting from any personal injury or death resulting from the use of any product sold to Buyer by Seller hereunder, irrespective of whether Buyer or any other party is found to have been negligent or strictly liable in connection with such personal injury or death.

The foregoing liabilities and indemnification do not include any loss, damage, liability when the Product (i) have been improperly installed or altered, (ii) have been subjected to misuse, abuse, (iii) component is designated or supplied by Buyer (iv) whose defect is caused by Buyer’s Deliverables (v) unauthorized modifications to the Products or (vi) combination with other product(s) not supplied by the Seller.

Subject to the foregoing, the Buyer agrees to indemnify and hold Seller harmless against all expense, losses, costs, damages and liabilities including reasonable attorney’s fees arising out of or in connection with (1) Buyer’s unauthorized use, modification or combination; (2) the defect of the Product caused by Buyer’s Deliverable or materials or components supplied by Buyer.

30.                               CONFIDENTIAL INFORMATION

A.                                  Each party recognizes that it may have previously entered or will in the future enter into various agreements with the other party which obligates it to maintain as confidential certain information disclosed to it by the other party. To the extent that such information or any further confidential information, which might include but is not limited to business plans, forecasts, capacity, pricing, inventory levels, trade secrets, product specifications, manufacturing processes, etc., (collectively referred to hereinafter as “Information”) is disclosed in furtherance of this Agreement or any Order issued hereunder, such Information shall be so disclosed pursuant to the minimum terms and conditions listed below; provided, however, the minimum terms and conditions listed below shall in no way relieve the parties from any obligation or modify such obligations previously agreed to in other agreements. Both parties agree that this Agreement and its terms and conditions shall be confidential.

B.                                    Maintain confidentiality for the term of Agreement. Upon termination return information or destroy it.

C.                                    Each party shall protect the other party’s Information to the same extent that it protects it own confidential and proprietary information and shall take all reasonable precautions to prevent unauthorized disclosure to third parties.

D.                                   The parties acknowledge that the unauthorized disclosure of such Information will cause irreparable harm. Accordingly, the parties agree that the injured party shall have the right to seek immediate injunctive relief enjoining such unauthorized disclosure. In the event an unauthorized disclosure occurs, the breaching party shall conduct an immediate investigation to determine the source of such disclosure, including the individuals responsible. All individuals found responsible for such disclosure shall be promptly reprimanded and potentially terminated. Within ten (10) days notice that such breach of confidentiality has occurred, the breaching party shall provide a detailed report specifying the cause of the unauthorized disclosure and the remedial measures that will be implemented to prevent such disclosures in the future.

In addition to the foregoing, the breaching party shall pay for liquidated damages in the event of any unauthorized disclosure of information inoculation of this section as follows:

Unauthorized disclosure of information Liquidated Damages

First	[Confidential Treatment has been requested]
Second	[Confidential Treatment has been requested]
Third	[Confidential Treatment has been requested]
Any additional	[Confidential Treatment has been requested]

The parties agree that non-breaching party shall have the right to offset such liquidated damages against any amounts owed to the breaching party. The rights set forth under this section 30 shall not otherwise limit Non-breaching Party’s rights under this Agreement or law or equity.

Seller agrees that it shall promptly implement all measures necessary to satisfy compliance standards identified by Buyer, including but not limited to those related to confidentiality.

E                                      This provision shall not apply to information (1) known to the receiving party at the time of receipt from the other party, (2) generally known or available to the public through no act or failure to act by the receiving party, (3) furnished to third parties by the disclosing party without restriction on disclosure, (4) furnished to the receiving party by a third party as a matter of right and without restriction on disclosure, or required by operation of law or court order, or (6) disclosed for audit or accounting purposes.

F.                                   Immediately upon termination of this Agreement or at the request of the other party, each of the parties shall promptly return all materials in its possession containing Information of the other Party.

31.                               COUNTRY OF ORIGIN

A                                     For each Product purchased under this Agreement, Seller shall furnish Buyer with the applicable country of origin (manufacture), by quantity and part number (Buyer’s and Seller’s) if necessary.  All Product shipped by Seller will comply with all applicable country of origin requirements of the destination country of the Product.

B.                                    Seller agrees to provide the necessary export documents and to facilitate export of Product.  Seller further agrees to assist Buyer’s import of Product as reasonably requested by Buyer.

32.                               PROPERTY FURNISHED BY BUYER

A.                                   The parties anticipate that, from time to time, Buyer shall sell to Seller certain material to be used in manufacturing Product (the “Buyer Furnished Material”). Seller agrees that each item of

Buyer Furnished Material shall be used solely for the purpose of manufacturing Product ordered by Buyer under this Agreement.

B.                                    Seller shall issue a Purchase Order for the purchase price of the material sold by Buyer to Seller.

C.                                  Any drawings, specifications, or other materials furnished by Buyer or purchased by Seller for Buyer for use by Seller in its performance under this Agreement or any Order issued hereunder shall be identified and shall remain the property of Buyer and shall be used by Seller only in its performance hereunder.  Such property shall be delivered, upon request, to destination specified by Buyer in good condition, except for normal wear and tear.

D.                                   Any consigned Buyer Furnished Material will be physically isolated and segregated from all other materials. Seller will ensure through normal cycle counting and other procedures that on-hand physical quantities are accurately reflected in the perpetual inventory system and balances reported to Buyer on a monthly basis or more frequently, as business conditions require.

E.                                     Buyer reserves the right to immediately debit Seller for the cost of Microsoft Products, including the cost of the royalty, if any Microsoft Certificates of Authenticity (COAs) can not be accounted for either through perpetual inventory records or shipments made to Buyer’s customers.  Seller agrees to record all COAs shipped with the Product and be able to provide such information to Buyer upon twenty-four (24) hours notice for all shipments.  Such COA tracking process shall be incorporated in Seller’s manufacturing verification system (MVS) and Product verification system (PVS) process.

33.                               SOFTWARE HANDLING

A.                                  Seller agrees to comply with the terms of the Installation Agreement set forth in Exhibit F.

34.                               AUDIT RIGHTS

A.                                  Buyer shall have the right to have third party auditor to audit Seller to ensure that services in support of the Product are being adequately performed,  that adequate controls and security measures are being maintained, and Seller billings to Buyer are accurate. Buyer shall provide five (5) business days prior notice.

B.                                    With the exception of audits for Seller billings to Buyer, Buyer may, subject to Seller’s prior approval, conduct audits at its discretion and expense, no more than twice per Product program and no later than six (6) months following the later of the last shipment of Product or the last invoice received by Buyer for such program.  In connection with the foregoing, Seller will provide to Buyer, their third party auditors that Buyer designates in writing, access to (i) any part of any facility in which Seller or its subcontractors is providing any of the services in support of the Product, (ii) data and records relating to support of the Product; and (iii) individuals who are familiar with Seller support of the Product and any other supporting information which relates to the audited transaction.

C.                                    Buyer agrees that it shall comply with all applicable legal requirements in its use of information obtained pursuant to such audit.  However, Seller shall not be required to provide information pursuant to an audit when it may cause the breach of its confidential obligations to a third party or is otherwise prohibited by law.

D.                                   All confidential information disclosed to Buyer’s third party auditors shall be subjected to the items of Section 30 and Buyer shall cause all third party auditors to execute a non-disclosure agreement, reasonably determined by the parties.

E.                                     Failure to comply with the provisions set forth in this Section 35 shall constitute a material breach of this Agreement.

35.                               QUARTERLY BUSINESS REVIEW

A.                                  The parties agree that they will hold a Quarterly Business Review.  These meetings shall be used by the Buyer to set expectations and provide feedback on performance. Seller will use the Quarterly Business Review to understand performance expectations, and their performance to the expectations, share information regarding Company activities, and the Company’s strategic direction. In conjunction with this effort, Buyer has established a rating system to be used to evaluate Seller on its performance in the preceding quarter.

B.                                    Seller’s performance will be evaluated on the following elements: Quality & Reliability, Responsiveness, Cost / Delivery Performance, and Customer Service.  In addition Seller’s progress on supply chain reengineering and ODM shall be assessed. Other performance areas may be added or current performance metrics modified as agreed in writing by the Parties.

C.                                    Failure to demonstrate continued improvements in the Quarterly Business Review ratings shall constitute a material breach of this agreement.

36.                               GENERAL

A.                                  Seller understands that Buyer is engaged in a corporate re-engineering and ODM effort and agrees that it will use commercially reasonable efforts to adjust its business and design processes for order placement, product manufacturing, product delivery mechanisms and processes, quality plan definition and goals, and service mechanisms, in order to meet Buyer’s re-engineering goals as communicated to Seller by Buyer from time to time.

B.                                    If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be enforced to the fullest extent permitted by applicable law and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

C.                                    No action, except those regarding claims by third parties, or claims with respect to patents, copyrights, trademarks or trade names or the unauthorized disclosure of Confidential Information, regardless of form, arising out of this Agreement may be brought by either party more than two (2) years after the cause of action has arisen, or, in the case of non-payment, more than two (2) years from the date the payment was due.

D.                                   Any waiver of any kind by a party of a breach of this Agreement must be in writing, shall be effective only to the extent set forth in such writing and shall not operate or be construed as a waiver of any subsequent breach.  Any delay or omission in exercising any right, power or remedy pursuant to a breach or default by a party shall not impair any right, power or remedy which either party may have with respect to a future breach or default.

E.                                     Seller hereby gives assurance to Buyer that it shall not export, re-export or otherwise disclose, directly or indirectly, technical data received from Buyer or the direct product of such technical data to any person or destination when such export, re-export or disclosure is prohibited by the laws of the United States or regulations of a Department of the United States.

F                                        This Agreement is considered to be Confidential.  The Parties will keep the terms and existence of this Agreement confidential.  Either Party will not publicly disclose or issue any statement or press release that references this Agreement or the other Party without the other Parties prior written approval.

G.                                    Reporting requirements associated with this agreement will be summarized in Exhibit K, “Reporting Requirements”.  The summary identifies the report content, report frequency, responsibility, and due date.

H.                                   The entire Agreement between the parties is incorporated in this Agreement and Appendices attached hereto, and it supersedes all prior discussions and agreements between the parties relating to the subject matter hereof.  The parties, upon mutual agreement, may from time to time amend or modify this Agreement.  This Agreement can be modified only by a written amendment duly signed by persons authorized to sign agreements on behalf of both parties, and shall not be supplemented or modified by any course of dealing or trade usage.  Variance from or addition to the terms and conditions of this Agreement in any Order, or other written notification from Seller will be of no effect.

I.                                        THE CONSTRUCTION, VALIDITY, AND PERFORMANCE OF THIS AGREEMENT AND ANY ORDER ISSUED UNDER IT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS, U.S.A. AND THE LAWS OF THE UNITED STATES OF AMERICA, AND IN THE EVENT OF ANY CONFLICT UNDER THIS AGREEMENT, THE PARTIES AGREE TO SUBMIT TO THE JURISDICTION OF THE TEXAS STATE COURTS IN TRAVIS COUNTY, TEXAS AND THE FEDERAL COURTS OF THE SOUTHERN DISTRICT OF TEXAS.

J.                                       Sections 12, 13, 14, 19, 20, 21, 23, 25, 29, 30, 32, 33,  and Exhibit E shall survive termination (for any reason) or expiration of this Agreement.

IN WITNESS WHEREOF, THE AUTHORIZED REPRESENTATIVES OF THE PARTIES HAVE EXECUTED THIS AGREEMENT.

For Buyer		For Seller

/s/ Randy Paramore		/s/ Dixon Cheng
Randy Paramore	(date)	Dixon Cheng	(date)
Vice President Supply Chain		Vice Chairman
Xplore Technologies Corp.		Pegatron Corporation

EXHIBIT SUMMARY

•	Exhibit A	Products and Pricing
•	Exhibit B	Specifications / Milestones
•	Exhibit C	Quality Exhibit
•	Exhibit D	Flexibility / Liability
•	Exhibit E	Service & Support
•	Exhibit F	Installation Agreement for Microsoft Products
•	Exhibit G	Dispute Resolution Procedures
•	Exhibit H	Tooling Exhibit
•	Exhibit I	ODM Requirements
•	Exhibit J	EDI Transactions
•	Exhibit K	Product Reporting Requirements

EXHIBIT A

PRODUCTS AND PRICING

Products shall mean current and future personal computer systems or subsystems that Xplore may purchase from Pegatron pursuant to this Agreement and shall include all software and hardware that Xplore specifies for inclusion with each Product shipped. Xplore shall be responsible for the applicable software royalties payable to the third party software suppliers.

Pegatron and Xplore agree to determine the manner in which main components for the Products will be purchased to optimize resulting total cost to Xplore.  At Xplore’s request and expense, Pegatron will source certain critical components from vendors specified by Xplore and in such situations, Xplore may assist Pegatron, where appropriate, to obtain improved allocation, capacity, and pricing terms from vendors for such critical components to be used in Products for Xplore. Pegatron ‘s cost reduction goals are to deliver [Confidential Treatment has been requested] material cost reduction, [Confidential Treatment has been requested] for the material that Pegatron controls and a [Confidential Treatment has been requested] non material cost reduction.

Pegatron agrees that the prices specified below are firm until the end of the quarter. Day five (5th day of the last month of the quarter)  and each subsequent quarter thereafter, Xplore and Pegatron will meet to negotiate firm prices for the immediately following quarter and projected not to exceed prices for the next quarter thereafter.  Pegatron Xplore and Pegatron will agree to work together to determine the category in which each major material component will reside.  Each material category shall be defined as listed below;

a)              category 1 - Xplore secures pricing, allocation and supports the program requirements by utilizing Xplore planning and procurement systems.  Xplore ships components to each individual Pegatron demand location, or has the product drop shipped by the individual component supplier.  Xplore supplies a weekly material summary sheet which details the time phased requirements, material deliveries to each Pegatron demand location, and the Pegatron purchase orders to support the deliveries.  Pegatron agrees to validate each weekly material summary sheets accuracy, and purchase 100% of the category 1 material from Xplore, (unless agreed by the parties in writing). If Pegatron purchases any of the category 1 material from a source other than Xplore, (without authorization in writing), Xplore shall have the right to offset Pegatron payables for 100% of the material cost and ship the Category 1 material to Pegatron.

b)             category 2 - Xplore secures allocation and pricing, Pegatron performs all planning, forecasting, and procurement activities to support the program.  Pegatron agrees to provide a written order status on a regular basis, at least once per month, or more frequent if business conditions require. Pegatron agrees to utilize appropriate planning time fences, forecasting techniques, and procurement practices to support the program, and any 3-way agreements reached between the parties and any component supplier.  If Pegatron fails to support the 3 way agreements, by utilizing the aforementioned processes, Xplore will have the right to recover any financial impact by offsetting Pegatron’s payables.  Pegatron agrees that it shall not use any Category 2 components in any other products.

c)              category 3 - Any components Pegatron utilizes within the manufacturing process of any Xplore Product that does not fit into the category 1 or 2 as defined above.  Pegatron agrees to source and support the planning / forecasting and logistical movement of the component to support the project

Attachment One (1)

Unit Cost Quotation

DATE: Jan. 16, 2008
ver: 01

[Confidential Treatment has been requested.]

Unit Cost Quotation

DATE: Jan. 16, 2008
ver: 01

[Confidential Treatment has been requested.]

Attachment Two (2)

Component Cost Exceptions

Buyer and Seller shall maintain a vigorous cost reduction program to ensure that pricing is competitive at all times. Seller is able and willing to drive automatic cost reductions of [Confidential Treatment has been requested] for materials managed by Seller and [Confidential Treatment has been requested] for non-materials to Buyer. Initially there are a small number of unique components that need to be managed using an exception process for cost reduction purposes. The small number of unique material components are outlined in the table below. Buyer and Seller agree that the intent of the cost reduction program is to include all components in the standard process and that mutual efforts will be required to migrate the components listed below to the standard cost reduction process. This table will be amended as progress is made to migrate each component to the standard cost reduction process.

[Confidential Treatment has been requested.]

EXHIBIT B

SPECIFICATIONS / MILESTONES

[Confidential Treatment has been requested for pages 26-108.]

EXHIBIT C – QUALITY

Introduction

This Exhibit defines the quality system and product quality requirements for the products and / or support provided by the Seller to the Buyer.  In the event that additional issues arise during the design, manufacture, quality evaluations, and support of the product, the Seller agrees to implement additional requirements that both Parties deem necessary to improve or assure the product quality and customer satisfaction.  Seller agrees to consolidate all data collected regarding quality without limitation, including production and materials issues from all the Seller’s production facilities and supplier base.  Seller will provide reports to Buyer that shows the current status of product quality and related activities defined in this Exhibit in the time intervals and format agreed to in Exhibit K “Reporting Requirements”.  The format of the report will be agreed to by the Seller and Buyer Quality Representatives.  Buyer and Seller will meet on a monthly basis or more frequently as needed to review the consolidated quality data for the previous month or agreed time period to identify appropriate actions required to improve the overall product quality and customer satisfaction of the Seller’s products and support.

REVISION HISTORY

Revision	Date	Description of Change
[Confidential Treatment has been requested]	[Confidential Treatment has been requested]	[Confidential Treatment has been requested]

1.0                               Scope

This Exhibit is applicable to all parties of the attached procurement agreement.  The following are example activities required to reduce the opportunity for incidents of non-conforming product, reduced production tool life, and customer dissatisfaction.  Other actions may be required of the Seller depending on the circumstances:

a)                                      Product Qualification & Issues Tracking

b)                                     Annual Quality & Reliability Assurance Plan

c)                                      Product Quality & Process Yield Rate Management Plan

d)                                     Product and Process Documentation Requirements

e)                                      Procured Product & Production Tooling Qualification & Management

f)                                        Critical Performance Metrics Definition and Reporting

g)                                     Production Process Capability Study & Planned Quality Control Checks

h)                                     Closed Loop Corrective Action process, including closure verification methods

2.0                               References

•                  The Contract Agreement

•                  Buyer’s Service and Support Exhibit

•                  Buyer’s Product Visual Quality Requirements

•                  Seller’s Quality & Reliability Assurance Plan

•                  Seller’s Product Qualification & Product Release Plan

•                  Seller’s Product Reliability Test Procedure, including ORT

•                  Seller’s Product Reliability Failure Prediction Procedure

•                  Seller’s Product Test Matrix (Production, ORT, & OBA)

•                  Seller’s Defective Product Return Procedure

•                  Seller’s Product Workmanship Standard

•                  Seller’s Production Tool Management Plan

3.0                               Definitions

3.1                               CLOSED LOOP CORRECTIVE ACTION (CLCA).  Process resulting in the identification of the root cause of a problem and activities that both corrects the condition and ensures measures are taken to prevent the possibility for recurrence of the same condition.

3.2                               CRITICAL PRODUCT PARAMETER.  Product feature, attribute, or function that directly impacts the form, fit, function, or visual quality requirements of the product.

3.3                               CUSTOMER INDUCED DAMAGE (CID).  A condition created by the Buyer or Buyer’s customer by using the product in a manner other than its’ design intended usage.  This would include damage caused by handling, transportation, and / or storage.

3.4                               DEAD ON ARRIVAL (DOA).  Product that is less than [Confidential Treatment has been requested] old from the date shipped plus transportation time by the Seller and has been identified as defective by the Buyer or Buyer’s customer, depending on the original ship to address from the Seller.  This defective condition may be cosmetic, workmanship, configuration, or functional in nature.

3.5                               DEFECTIVE PRODUCT.  Product that has been identified as not conforming to 100% of the Buyer’s product Engineering and / or Quality form, fit, functional, and visual requirements.  Also, any product that is grouped in lots / shipment, if defective product is found in a lot sample the entire lot is deemed defective product and is subject to rejection.

3.6                               DEMO PRODUCT.  Product supplied to the Buyer or Buyer’s customer for evaluation.  This type unit is typically used in connection with a future sales opportunity / order.

3.7                               DEVIATION REQUEST.  A process for the Seller to request a deviation from the Buyer to deviate from an approved Engineering or Quality product or process requirement.

3.8                               FIRST PASS YIELD (FPY).  The total number of disruptions in the Buyer’s configuration process cause by defective product divided by the total number of new starts on the Buyer’s configuration line.  Product shipped by the Seller under prior Buyer approved deviation will not be counted when calculating FPY rate during a configuration process.

3.9                               MISSING, WRONG, or DAMAGED (MWD).  This is a product quality condition whereas the product is missing items on the BOM, including literature, the wrong product or configuration, or has been damaged prior to or during shipment to its’ intended destination.

3.10                        PRODUCT QUALIFICATION.  The process of validation and verification that the product meets all defined Engineering and Quality requirements.

3.11                        PRODUCTION TOOLING.  Any tool, jig, or fixture, including software that is used by the Seller or a sub-supplier to produce, inspect, or test an individual piece part, sub-assembly, or the final product for use in the Seller’s production or shipment to the Buyer.

3.12                        QUALITY ALERT.  A process used by the Seller or Buyer to communicate product quality related issues prior to discovery by the other party.

3.13                        QUALITY PRODUCT.  100% conformance to the Buyer’s approved Engineering drawings / specifications and Quality requirements.

3.14                        QUARTERLY BUSINESS REVIEW (QBR).  A meeting to communicate information related to the Seller’s performance for a given time period (usually 1 business quarter).

3.15                        REPEAT FAILURE.  Any time [Confidential Treatment has been requested] occurrences of the same type product defect or process error occurs within a rolling [Confidential Treatment has been requested] period.

3.16                        SPECIAL PROCESS.  A process or procedure that the quality of work or product can not be verified during the actual process.  Examples of special processes are; welding, plating, painting, adhesive bonding, coating, injection molding, sheet metal stamping, etc.

3.17                        SUPPLIER CORRECTIVE ACTION REQUEST (SCAR).  A form used by the Buyer to document a formal request for CLCA be taken by the Seller to resolve a defined issue impacting product delivery, quality, cost, or customer satisfaction.

3.18                        SUPPLIER SCORECARD.  A document used by the Buyer to communicate to the Seller their overall performance for a defined period of time related to the contract requirements and any other agreed upon activity to be performed by the Seller during the period.

3.19                        TOOL LIFE.  The total number of “shots” or “cycles” a production tool is capable of exercising over its’ life.  Product quality and the yield rate of a product will diminish as the tool ages over time.  It should also be noted that welding on a production tool will reduce the expected tool life and must be controlled and minimized by the Seller.

3.20                        VALIDATION.  A method used to validate that something has been completed, such as a piece part has been physically replaced or a process has been changed.  This is not intended to verify that it was done correctly or effectively only that it did or did not occur.

3.21                        VERIFICATION.  A process or activity that will objectively demonstrate that a product or process change has been implemented per the defined requirements through the use of representative samples of the product.  This should also determine its’ effectiveness.

3.22                        WARRANTY COST.  Buyer’s total cost of addressing customer complaints and / or repairing a product returned by the Buyer’s customer for repair, replacement, or credit.

4.0                               Quality System Requirements

4.1                               General.  The Seller’s quality management system will be in full compliance with ISO 9001-2000.  Any exceptions to the requirements defined in ISO 9001-2000 Standard must be approved by the Buyer or they are not valid exceptions for this agreement.  If the Seller is registered under the ISO 9001-2000 Standard, the Seller will provide a copy of their current registration certificate to the Buyer’s QA Representative.  The Seller will be responsible to update the certificate each year with the Buyer.  The Seller will also notify the Buyer in writing within 15 calendar days if the Seller’s quality system is determined to no longer be in full compliance with the ISO 9001-2000 Standard and identify a date when the quality system will return to full compliance.

4.2                               Product Quality Performance Requirements.

4.2.1                     Seller’s Production & Configuration Process.  The Seller will maintain up-to-date performance metrics, which shows current performance measurements for the quality metrics / goals defined in this section.  The Seller will implement a Quality Alert process whereas product is segregated and verified in compliance before shipment to the Buyer whenever their internal yield rate drops below [Confidential Treatment has been requested].  If the Seller’s product yield rate is below [Confidential Treatment has been requested] for a period of [Confidential Treatment has been requested] or the Seller has “stopped production or shipments” of the product the Buyer’s QA and Purchasing representatives will be notified.

4.2.2                     Product Direct Shipped   The Buyer will provide feedback to the Seller with regard to the product’s quality as received by Buyer’s Customers.  The acceptable quality level for product delivered to the Buyer’s customers is [Confidential Treatment has been requested] for a [Confidential Treatment has been requested].  This will be calculated by the number of defective units divided by the number of nonconforming products returned or failed during source inspection

4.2.3                     Demo Product Ship Direct to Customer.  If the Seller is required to supply a “demo” unit for customer evaluation, the Seller will be responsible to supply 100% defect free product for all customer demonstration units.  A copy of all inspection and test reports for each demo unit will be provided to the Buyer’s QA representative at the time of the shipment from the Seller’s facility.

4.2.4                     Continual Improvement.  Continual improvement activities will be identified at each QBR and during periodic Quality Performance Reviews.  The Seller will be responsible to complete these improvement activities in a timely manner and report to the Buyer when requested the status of each item, including providing verification evidence that the activities have been properly addressed.

4.3                               Advanced Product Quality Planning (APQP).  The Seller will provide an annual Quality & Reliability Assurance Plan (QP), which identifies how the Seller will achieve the Buyer’s quality goals for the products, services, and support provided by the Seller or Seller’s supply chain.  The revised QP will be provided to the Buyer’s QA Representative whenever it is updated.  The Buyer has the right to modify or offer recommendations to the goals, priorities, and activities in the QP to ensure that the QP is in full support of the Buyer’s business needs.  Some of the areas that should be addressed in the QP are;

•                  Annual quality objectives necessary for achievement of FPY rate

•                  New product qualification requirements

•                  Design tolerance evaluations to assure no mismatches in mating parts exist

•                  Product quality requirement definitions, including cosmetic

•                  Product quality requirements for production release

•                  Production tool identification, tracking, and reporting requirements

•                  Nonconforming product control and material purge requirements

•                  Product inspection and test requirements, including burn-in time

•                  Inspection and test sampling plans, IQC, in-process, final, OBA, and ORT

•                  Product test matrix management and verification requirements

•                  Quality Alert process definition, escalation, and closure criteria

•                  Product change control verification and validation requirements

•                  Customer complaint response, escalation, and closure requirements

•                  Sub-supplier part qualification and production release requirements

4.4                               Document and Change Control.  The Seller will maintain an up-to-date document control system for all products produced for the Buyer.  No changes to the product will be made without documented approval of those changes on an ECR or ECO by the Buyer.  The Seller assumes all financial responsibility for product changes made by the Seller without an approved ECR or ECO by the Buyer.  The Seller will provide to the Buyer’s QA representative a Product Change Status Report, which identifies all current and proposed changes to the product, their current status, and description of verification activity used to verify the change during production by the 5th day of each month.

4.4.1                     Engineering Change Control.  The Seller will maintain an up-to-date Bill of Materials (BOM) for all products produced for the Buyer.  The BOM will contain all part numbers of the individual piece parts and sub-assemblies required to produce the product for the Buyer, including any documentation, such as labels, operating manual, product literature, software, etc.  Copies of the BOM, engineering specifications and drawings, and other product documentation will be made available to the Buyer in English within 24 hours of the time requested.

4.4.2                     Records Management.  The Seller will maintain accurate records of all product drawings, specifications, standards, and BOMs for a period of 12 calendar months after end of support life.  The end of manufacturing and support product life will be set by the Buyer.  Copies of all product records will be made available to the Buyer in English upon request.

4.4.3                     Working Documents.  Working documents, such as production SOPs, inspection & test work instructions, production test procedures, product test matrix, etc. will be revision controlled by the Seller.  All documents will be made available to the Buyer in English upon request.

4.4.4                     Product / Material Certifications.  When required by the Buyer, the Seller will provide material / product certifications (Certificate of Compliance) to the Buyer for products shipped to the Buyer or the Buyer’s customer.  The Seller will retain a copy of all material / product certification documents for a period of 12 months past the end of support life of the product.

4.5                               Production Process Controls.  The Seller will maintain documented production assembly & test work instructions (SOPs).  A complete set of all production SOPs, including test procedures will be made available in English to the Buyer’s Quality Representative upon request.  The Seller will also perform process capability studies for their internal and critical Tier 1 sub-supplier’s production processes to ensure the process is capable of producing product at [Confidential Treatment has been requested] FPY quality level.  The Seller will review the results of these process evaluations with the Buyer’s QA Representative and identify areas of concern related to product quality and production capacity limitations.

4.6                               Inspection & Test

4.6.1                     Incoming Quality Control (IQC).  The Seller will ensure that all materials used in the production of the Buyer’s product(s) meets 100% of the Engineering and Quality requirements prior to releasing the material for use in production or shipment to the Buyer.  The Seller will maintain documented Inspection Procedures which defines the quality requirements for each part number procured from their supplier base for delivery to the Buyer.  In addition, any functional testing performed by the Seller or a sub-supplier will have product test work instructions defining how the test is performed and the detailed acceptance criteria for the test.

4.6.2                     In-Process Quality Control (IPC).  The Seller will ensure that there are adequate internal controls in place and at sub-suppliers to detect defective product during the production process and prevent it from being released for shipment to the Buyer.  The Seller will also establish minimum acceptable yield rates for the production of the product and define escalation criteria when the yield rate is not being achieved.  These yield rate requirements and escalation criteria will also include the Seller’s sub-supplier base.

4.6.3                     Final Inspection & Test.  All products shipped to the Buyer or Buyer’s customer will be verified that it is in 100% compliance with the Buyer’s Engineering and Quality requirements prior to release for shipment.  The Seller is not relieved of this responsibility if the product is shipped directly from a sub-supplier to the Buyer.  The Seller will also verify that all functional testing of the product internally and at sub-suppliers meets the Buyer’s Engineering and Quality requirements.  Any product that is not in 100% compliance with these requirements will be rejected and the Seller does not have the authority to apply a “USE AS IS” disposition to the product without an approved Deviation Request from the Buyer.  All final inspection results will be documented and made available in English to the Buyer.

4.6.4                     Source Inspection.  The Buyer reserves the right to perform on-site inspection of product at the Seller’s production location(s).  This inspection activity may be performed by the Buyer or an authorized Buyer representative.  The sample plan / size for source inspection and acceptance criteria will be at the discretion of the Buyer.  Whenever the Buyer elects to perform source inspection, the Seller will ensure adequate space, tools, and support for performing this activity.  Any product found to be nonconforming as a result of the source inspection activity will be the responsibility of the Seller to bring to a state of acceptance.

4.6.5                     Out of Box Audits (OBA).  The Seller will establish a process for performing OBA of the Buyer’s products.  This process will include sample size, acceptance criteria, minimum yield rates, and escalation criteria.  The Seller will correlate the functional testing of the product with their internal production line and the Buyer’s OBA requirements.  Each product feature on the product test matrix and Buyer’s Product Requirements Document (PRD) will be evaluated during OBA testing.  The Seller will maintain OBA procedures, test matrix, and records.  The Seller will provide these records in English to the Buyer upon request.

4.6.6                     On-Going Reliability Testing (ORT).  The Seller will implement an ORT plan for the Buyer’s products and submit this plan to the Buyer for approval prior to production release of the product.  The Seller will maintain records of such testing for a period of 12 months past the product end of manufacturing life.

4.7                               Control of Inspection & Test Devices.  The Seller will implement a documented equipment identification and calibration program that is in full compliance with ISO 9001-2000.  This program will include all devices used by the Seller to determine the acceptability of the product to the Buyer’s Engineering and Quality requirements, including software, production fixtures, and visual aides or templates.  Any devices provided to a sub-supplier by the Seller will be subject to the requirements of this program.  Any product inspected or tested with a device under the control of this program during the time the device is in a state of “out of calibration” the product will be deemed unacceptable until the Seller re-inspects / test the product with a measurement device that is deemed to be “in a state of calibration”.

4.8                               Nonconforming Product Control.  The Seller will have a documented process defining how nonconforming product is identified, segregated, dispositioned, and controlled.  The Seller does not have the authority to disposition any nonconforming product “Use As Is” without an approved Deviation Request from the Buyer.  The Seller will maintain records of such activity for 12 months past the end of support life of the product.

4.8.1                     Inventory Control.  The Seller will manage their inventory such that they have the capability to segregate nonconforming product to prevent its’ usage, purge existing inventory by part number and revision level, and identify materials that have special requirements, such as shelf life, storage temperature requirements, ESD, or light exposure risk.  The Seller will have a material purge procedure, which includes their sub-suppliers and control of inventory until final disposition.

4.8.2                     Buyer Quality Alerts.  The Seller will develop and obtain the Buyer’s approval for a Quality Alert process for the Buyer’s products.  The process will include severity classifications of problem levels, escalation criteria, and the identification of key points of contact within both the Seller’s and Buyer’s organizations.

4.9                               Production Tooling Management.  The production tooling paid for by the Buyer, either through direct payment (NRE), amortized through the product, or otherwise is the property of the Buyer when paid.  The Seller is responsible to manage these tools to ensure the maximum tool life is achieved to support both the Seller’s and Buyer’s business needs.  All tool design, qualification, maintenance, and repair records of each tool are to be maintained by the Seller and presented to the Buyer in English upon request.  Each production tool will have a unique tool identification number assigned by the Seller clearly marked on the tool prior to the tool being released for production.  The Seller or its’ sub-supplier is not authorized to make changes to the tool after tool qualification without documented approval from the Buyer.

4.9.1                     Production Tool Qualification.  The Seller will have a documented process for qualification of production tooling approved by the Buyer’s Engineering and Quality Representatives.  If a tool produces multiple parts, such as a multiple cavity mold then each cavity must be qualified independently.  The tool qualification records will be provided to the Buyer in English upon request.

4.9.2                     Tool Life Maintenance.  The Seller will have a documented process that defines how the tool life of each production tool is tracked.  There will be a defined escalation process to notify the Buyer whenever a tool’s condition changes such that the support of production is at risk or the first pass yield rate drops below [Confidential Treatment has been requested] from the tool and / or [Confidential Treatment has been requested] for the overall production process.

4.9.3                     Tool Tracking.  The Seller will maintain an up-to-date list of all production tools used to produce product for the Buyer.  This tool list will include the minimum information and be provided to the Buyer in English upon request;

•                  Seller’s unique tool identification number

•                  Part number and revision level produced by the tool

•                  Number of cavities in the tool

•                  Part description of the part produced by the tool

•                  Buyer’s product name(s) the tool supports

•                  Supplier’s name, address, and contact person where the tool is located

•                  Date the tool was initially qualified

•                  Cost of tool (billed to Buyer)

•                  Expected tool life from date of qualification

•                  Date last First Article Inspection (FAI) was perform on each cavity

•                  Estimated number of shots or cycles remaining on the tool’s life per cavity

•                  Actual FPY rate of the tool

•                  Actual overall FPY rate of the supplier’s overall process to produce the part

•                  Date of next schedule formal tool examination and part FAI

5.0                               New Product Assurance & Production Release

5.1                               General.  All product intended for shipment to the Buyer will be qualified by the Seller prior to shipment to the Buyer.  The Seller will be responsible to maintain documented records of the product’s qualification in English, such as FAI Reports, regulatory compliance test reports, product test reports, ECOs, mother board qualification test reports, RoHS material qualification records, UL test reports, etc. and provide them to the Buyer upon request.  The Seller and Buyer’s Quality representatives will agree on the product specific qualification criteria prior to beginning qualification inspection & test activities.

5.2                               Product Assurance and Design Reviews.

5.2.1                     General.  The Seller will present to the Buyer’s Quality representative a documented QP that defines how the Seller will assure that product qualified for use in the Seller’s production process and shipped to the Buyer will be in full compliance with the Buyer’s approved engineering specifications / drawings and applicable quality requirements.

5.2.2                     Product Design Reviews.  The Seller’s Quality representative will participate in product design reviews which involves the Seller and identifies product related quality risk that will or may impact the quality or reliability of the product provided to the Buyer.  The Seller will rank all identified quality risk in order of severity with regard to their impact to the product’s quality & reliability.  After the product or part(s) have been qualified, the Seller’s Quality representative will track all product deviations requested by the Seller’s engineering functions with regard to product testing, qualification, and production pilot builds.

5.2.3                     Design for Manufacturability.  The Seller will perform a review of the product’s design with regard to its’ impact on the current plan for assembly and test of the product in the Seller’s production facilities.  The Seller’s Quality representative will provide to the Buyer’s Quality representative a list of all issues and improvements that may negatively impact the assembly, test, or quality of the product.

5.2.4                     Product Test Correlation.  The Seller will provide a plan to the Buyer’s Quality representative for assuring that there is adequate correlation between the Seller’s and Buyer’s production and configuration facilities with regard to product acceptance testing, both during production, burn-in, and OBA activities.  The Seller will provide upon request a complete product test matrix to the Buyer showing how each requirement of the Buyer’s Product Requirement Document are tested, during the Seller’s production process.  If required, the Seller will provide “golden” units to validate test correlation between the Seller’s and Buyer’s facilities.

5.2.5                     Warranty Cost Predictions.  Prior to Engineering product qualification, the Seller’s Quality representative will provide a list of all major components of the Buyer’s product and identify each components expected warranty life prediction in operating hours.  Some of the typical major components on the list are;

•                  Motherboard (MLB)

•                  Display (LCD)

•                  Mechanical assembly

•                  Keypad or keyboard (number of key strokes)

•                  Battery Life

•                  External connectors (number of insertions)

5.3                               Product Qualification

5.3.1                     New Product Qualification.  Each component of a new product will be qualified individually and in the product / system prior to release for production.  A record of the qualification and the specification it was qualified to will be retained by the Seller as a quality record of the activity.  The Buyer and Seller agree to collaborate to define the product qualification documentation requirements for each new product project performed with the Seller.

5.3.2                     Product Re-Qualification.  The Buyer has the right to require full or partial re-qualification of the product if there has been a significant change to the product, there has been a high rate of product changes within a 12 month period, the quality of the product is suspect, or the Seller and Buyer mutually agree to perform such activities due to other business issues.  If the re-qualification is due to poor quality performance or changes made by the Seller without the Buyer’s approval then the Seller will be responsible for the total cost of product re-qualification.

5.4                               Production Part Approval Process (PPAP).  The Seller will have a documented production part approval process, which clearly defines how a piece part or sub-assembly is qualified within their supply chain, how the activity is documented, the allowable tolerance usages, the allowable dispositions, and how deviations or waivers are addressed with regard to the Engineering and Quality requirements.  The records from these activities will be maintained by the Seller for a period of 12 months after the end of business with the sub-supplier supplying the part to the Seller.  These records will be made available to the Buyer in English upon request.

5.5                               Product Compliance & Regulatory Compliance.

5.5.1                     New Product Compliance.  The Buyer will be responsible to ensue there is documented evidence that product regulatory compliance requirements have been satisfied prior to release for the first production build by the Seller.

5.5.2                     Certificate of Compliance (CofC).  The Seller will provide a CofC in English if required by the Buyer.  The acceptable format of the CofC will be provided to the Seller by the Buyer’s Quality Representative.

5.6                               Production Release.  Production release of a product will only occur when both the Seller and Buyer agree that the product design and quality requirements have been achieved.

5.6.1                     Quality Criteria.  The quality criteria for production release will be as follows:

•                  All individual part numbers on the BOM have been fully qualified

•                  All sub-assemblies produced by suppliers have been qualified

•                  The packaging has been defined and qualified, including labels

•                  All production tools have been qualified and properly identified

•                  The Seller’s production SOPs have been released and verified

•                  The production test matrix has been verified to meet the Buyer’s PRD

•                  The product cosmetic and final inspection criteria has been defined and agreed to by the Buyer’s Quality representative

•                  A copy of the up-to-date indented BOM with manufacturer part numbers and descriptions has been provided to the Buyer

   All product regulatory requirements have been satisfied

•                  All Severity 1 issues on the Quality Action Register have been closed

•                  All Severity 2 issues on the Quality Action Register have a plan for closure within 30 days from release to production

•                  The Seller has produced a pilot build of >[Confidential Treatment has been requested] with a FPY [Confidential Treatment has been requested]

•                  A copy of all deviations or waivers for the engineering qualification build has been provided to and approved by the Buyer

5.6.2                     Product Quality Verification & Validation Requirements.  The Seller is responsible to perform both product verification and validation activities to ensure that the product design and quality requirements have been satisfied during the pilot production build.  The Seller will review the results with the Buyer’s Engineering and Quality representatives within 5 days of production release.  A copy of all documentation will be provided to the Buyer’s representatives in English two (2) working days prior to the review.

5.6.3                     New Product Quality Information Package.  The Buyer’s Quality representative will identify to the Seller the content requirements of the Quality Information Package.  Below is a list of the typical items (in English) in this package, but additional items may be added:

•                  List of all open and closed deviations / waivers during the design process

•                  Production tooling list, including identify those amortized in the part

•                  Complete complex indented BOM of product

•                  List of options provided by the Seller, ie. Battery, HDD, memory, etc.

•                  Copy of Seller’s Production SOPs with quality requirements

•                  Copy of Seller’s product production test matrix (functional test & burn-in)

•                  Process map of Seller’s production process with quality check points

•                  Seller’s cosmetic and dimensional requirements for production

•                  Copy of all mechanical FAIs for parts produced from production tooling

•                  OBA and ORT quality requirements, including sample plans

•                  Warranty failure predictions for all major components

6.0                               Sub-Supplier Quality Management Requirements

6.1                               General.  The Seller will have a Supplier Quality Management program and make the details of the program available to the Buyer upon request.  The Seller will have a defined process to verify and validate that their Tier 1 suppliers are in full compliance with the requirements of the Supplier Management Program.

6.2                               Supplier Qualification.  The Seller will maintain a revision controlled Approved Vendors List (AVL) that identifies all approved suppliers for the Buyer’s parts / product(s).

6.3                               Product Qualification.  All qualifications will be documented and made available in English to the Buyer upon request.  The specification the part, sub-assembly, or product was qualified to will also be made available to the Buyer upon request.  If there is a tolerance applied to a specific dimension or requirement, the Buyer has the right to specify specific acceptance limits within that tolerance range for final acceptance.  If there are multiple suppliers for the same part number, the Seller will ensure that each supplier is qualified to the same requirements and there is no difference in the performance of the parts in the Buyer’s product.

6.4                               Production Tool Qualification & Management.  Each production tool used to produce product to be delivered to the Buyer will be qualified, prior to production release of the part being produced by the tool.  The tool will also be qualified and evidence in English of the tool qualification with copies of the piece part engineering specification / drawing will be supplied for acceptance to the Buyer’s Quality and Engineering representatives, prior to the Buyer paying for the tool.

6.4.1                     Tool Identification.  Each tool will have a unique identification number applied to the tool in a location that it is visible to the Buyer without opening the tool.  If there is more than one cavity in a single tool then the number of cavities will also be identified below the identification number on the tool.  If there is more than one cavity, then each cavity will have a unique cavity number in a location that the number will appear in a “none cosmetic” location of the finished part.

6.4.2                     Tool Maintenance.  The Seller will maintain an up-to-date Tool Log, per Section 4.9.3 of this Exhibit.  The format for this log will be provided to the Seller by the Buyer’s Quality representative.  The Seller will have a defined escalation process to notify the Buyer any time a production tool violates a requirement of Section 4.9.3 of this Exhibit.  Any violation by the Seller or Seller’s supplier of these production tooling requirements and the Buyer has the right to delay or defer payment of the tooling until all the requirements have been satisfied.

6.5                               Supplier Surveillance.  The Seller will ensure their supply base is operating continually within the requirements of this Exhibit.  The Seller is responsible to identify, segregate, and manage any product identified or suspect as nonconforming at their supplier.  The Seller will also have a defined process for purging, sorting, segregating, and dispositioning sub-supplier materials / products and prevent the product from being used in the Seller’s production process or shipped to the Buyer.  The Seller is not authorized to disposition any suspect or nonconforming product located at a sub-supplier “Use As Is” without a documented and approved Deviation request from the Buyer.

6.6                               Supplier Records.  The Seller will ensure that there are adequate records of their supplier management program.  These records will be made available to the Buyer in English when requested.  The records will be retained for a period of 12 months past the end of life of the product being produced by the supplier.  If the Seller discontinues business with the sub-supplier, the Seller is responsible to obtain all the records and production tools from the supplier prior to discontinuing the business and retaining those records for 12 months from the date of discontinuance of business.

7.0                               Product End of Life (EOL) Quality Requirements

7.1                               General.  The Seller is responsible to meet all the requirements of this Exhibit for the full term of the products life cycle.  The Seller is responsible to track and report to the Buyer the required performance metrics for the full term of the product’s life cycle.

7.2                               Quality Planning.  The Seller will create a documented “End of Support Life” (EOSL) Quality Plan and present it to the Buyer for approval within 30 days from the written notification from the Buyer for a product’s scheduled end of life.  This plan will include those topics defined by the Buyer’s Quality representative.  The plan will include how the Seller will ensure the quality of the product for both the shipment of product to the Buyer and the quality of spare parts for service provider facilities.

7.3                               Quality Records.  The Seller agrees to retain a copy and make available in English upon request for a term of 12 months past the EOL of a product to the Buyer all records defined or implies in the Exhibit.  These records will be retained in such a manner as to prevent damage by storage or hazardous conditions over time.

7.4                               Product Quality Package.  The Seller will provide a complete Product EOL Quality Package to the Buyer within 90 days from the date of request.  This package is intended to provide historical evidence of the product’s quality over the term of the product’s life.  The Buyer’s Quality representative will provide to the Seller a list of documents (information) related to this agreement within 60 days from the notification of a product’s end of life that will make up the Product Quality Package.  Some examples of documents in this package are;

•                  Performance metrics for last 12 months of product’s life

•                  List of current status and location of all production tooling, including software

•                  Seller’s End of Manufacturing & Support Life Plan

•                  List of all know outstanding (open) quality issues with the product

•                  List of all known nonconforming product that requires disposition by the Buyer

EXHIBIT D

FLEXIBILITY AGREEMENT

Buyer will provide Seller with a forecast as specified in this Agreement.  Buyer’s liabilities to Seller for Product units specified in the forecast are as follows:

Number of weeks prior to requested ship dates	Buyer’s liability	% increase without additional Buyer liability *	% decrease without Buyer liability

0-3 weeks	[Confidential Treatment has been requested.]	[Confidential Treatment has been requested.]	[Confidential Treatment has been requested.]

4-7 weeks	[Confidential Treatment has been requested.]	[Confidential Treatment has been requested.]	[Confidential Treatment has been requested.]

8-11 weeks	[Confidential Treatment has been requested.]	[Confidential Treatment has been requested.]	[Confidential Treatment has been requested.]

12 weeks	[Confidential Treatment has been requested.]	[Confidential Treatment has been requested.]	[Confidential Treatment has been requested.]

EXAMPLES:

A.             Buyer shall be permitted to increase quantities set forth in the forecast pursuant to the Flexibility Model set forth above.  For example, if there are 100 units committed during the next 0-3 week period, Buyer will have the ability to increase this amount during the same 0-3 week period by [Confidential Treatment has been requested] or [Confidential Treatment has been requested] without any additional cost. Example for calculating liability would be as follows:  [Confidential Treatment has been requested]

[Confidential Treatment has been requested.]

B.               Additional example: For instance, if there are 4000 units committed during the 4-7 week period, Buyer will have the ability to increase this amount during the same 4-7 week period by [Confidential Treatment has been requested] or [Confidential Treatment has been requested] without any additional cost. Example for calculating liability would be as follows;

[Confidential Treatment has been requested.]

EXHIBIT E

SERVICE AND SUPPORT

1.         DEFINITIONS.  In addition to the capitalized terms set forth in Article 1 of the Agreement, the following capitalized terms as used in this Exhibit shall have the meaning assigned to such term as set forth below:

1.A.         “Core(s)” means a defective or nonconforming Spare.

1.B.         “Core Price” means the value of the raw FRU, CRU, or DRU assumed to be in a defective state, excluding the cost of packaging, labeling, kitting, documentation, and software.

1.C.         “Advanced Exchange” means a process whereby the Seller shall ship to Buyer or Buyer’s customer a replacement Spare before the receipt of a defective Spare.

1.D.         “Advanced Exchange Pricing” means Repair cost plus a mutually agreed upon cost markup to cover the cost of handling and other administrative expenses as set forth on Attachment 1 hereto.

1.E.          “FRUs” means field-replaceable units up to and including the whole product, but not limited to, products, documentation, packaging, and software, kitted, labeled, packaged, and ready for shipment to dealers.

1.F.          “CRUs” means Customer Replaceable Units, which is a spare that can be easily replaced by an end user customer.

1.G.         “DRUs” means Depot Replaceable Units, which is a spare which can only be replaced /repaired in a controlled, depot environment.

1.H.         “Rush” means shipment within four (4) hours of request by Buyer’s authorized agent.  Buyer shall designate its agents before production.

1.I.           “Spare(s)” means FRUs, CRUs, and DRUs.

1.J.          “Field Return Rate” or “FRR” means the current month’s number of Spares returned, divided by the installed base of that FRU up to the current month, as determined by the quantity of the Seller’s product shipped to Buyer or Buyer’s customers.

1.K.         “Like New” condition means meeting Buyer’s current engineering and quality specifications at the time of submission for repair.

1.L.          “Refurbish” means replacement of parts that do not conform to Buyer’s specifications.

1.M.        “Refurbish Cost” means Seller’s total incurred costs for Refurbishing Spares in warranty.

1.N.         “Repairs” means the process to restore a defective Spare to a working condition that meets all buyers’ Engineering and Quality specifications.

1.O.         “Repair Cost” means Seller’s total incurred costs during out-of-warranty, including, but not limited to a charge for refurbishing the units if needed.

1.P.          “New Orders” means orders for additional new, repaired, or refurbished Spares.

1.Q.         “De-coupled Flow” means the return to Seller of Spares without obligation to repurchase.

1.R.         “Supplier Fulfillment Center” or “SFC” means a Buyer zero inventory ownership support methodology, whereby Seller’s service and support of Spares requires Seller to repair, warehouse, distribute and receive defective field spares in support of Buyer’s customers.  The SFC methodology is discussed in more detail in Attachment 2 hereto.

2.             PAYMENT TERMS

2.A.         Payment terms hereunder shall be net [Confidential Treatment has been requested] (T/T) from the date of invoice, provided that Spares have been confirmed as having been delivered by the Seller to Buyer’s Preferred Carrier at Seller’s service and support centers. Payment terms shall be the same as is indicated in the base Agreement. Payment of invoices shall not constitute final acceptance of the Spares.

2.B.         Buyer retains the right to immediately set off cost of nonconforming Spares or discrepancies on invoices against current or future invoices for all RMA’s and any other circumstances that Buyer deems appropriate.

2.C.         Buyer shall pay Seller for the amounts invoiced in accordance with the terms of this Agreement. Invoices shall reflect the prices specified in Buyer’s orders. Unless otherwise specified in an attachment quarterly pricing sheet or agreed to in writing by the parties, payment shall be in U.S. dollars.

3.             IN WARRANTY SERVICE

3.A.         PRICING

3.A.1       Spares/Advanced Exchange pricing is set forth in the attached pricing sheet. Pricing shall remain fixed for the contract pricing period as set forth herein of ninety (90) days.  Thirty (30) days before the end of the then current contract pricing period, Buyer and Seller shall meet to review the pricing of Spares.

3.A.2       The Spares List with pricing must be submitted thirty (30) days prior to first customer shipment.

3.A.3       If agreement is reached, an amendment to this Agreement shall be executed, memorializing said agreement.

3.A.4       The sum of all Spares pricing on the Product’s RSL (Recommended Spares List) shall not exceed [Confidential Treatment has been requested] of the total Product price.

3.A.5       Following expiration or termination of the Agreement, said Agreement shall be governed by the terms as stipulated in the Spares Term of Availability clause herein. The terms that govern pricing during this period are set forth below;

3.A.6       For two (2) years from the date of the last shipment of Product, Spares/ Advanced Exchange Pricing shall not exceed the then current Spares/ Advanced Exchange Pricing as listed in the attached pricing sheet.  However, if such a case arises that requires an increase in pricing then it will discussed between both Buyer and Seller and mutually agreed. For the remainder of the term of availability, which is three (3) years, Seller and Buyer will negotiate in good faith to ensure spares pricing is competitive. Justification for all pricing increases must be substantiated in writing by Seller, and Buyer must agree with all substantiation before implementation of all new pricing.

3.A.7       Buyer and Seller will collaboratively pursue aggressive pricing for spare parts, and will allow Buyer to take advantage of these opportunities when they are available..

3.A.8       Seller shall maintain a vigorous cost reduction program to ensure that the prices charged to Buyer are aggressive and competitive at all times.

3.B.         TERM OF AVAILABILITY

3.B.1       Seller shall make commercially reasonable efforts to make Spares available for purchase by Buyer, for at least five (5) years after the last delivery of a Product by Seller. Seller and Buyer will use commercially reasonable efforts to extend this support based on market requirements. The commencement of such five (5)  year period shall be defined and communicated to Seller by Buyer’s Program management.  Delivery shall be as stated on Buyer’s Order. Seller shall have the option to make available a functionally equivalent or better Spare during such five (5)  year period so long as such Spare is compatible and subject to the terms of Section 4.G (Engineering Changes).

3.B.2       Grant to Buyer a royalty-free, nonexclusive, worldwide manufacturing license to have made, use, sell or otherwise dispose of the Spares, and furnish Buyer all necessary documentation, requirements, drawings, and other data, including its sources for raw materials necessary to make such Spares. If Buyer elects this option, Seller shall in addition;

3.B.2.a    Implement an end of life plan to be mutually agreed upon.

3.B.2.b    Sell Buyer sufficient quantities of Spares, as Buyer deems necessary on a one time purchase basis. Buyer and Seller will collaborate to find alternative methods to support the customer.

3.C.         WARRANTY TERMS

3.C.1       Seller hereby warrants that for [Confidential Treatment has been requested] from date of acceptance of Spares by Buyer and/or Buyer’s customers, that Spares shall be free from all defects in material, workmanship and design and shall conform to applicable specifications, drawings, samples, and descriptions referred to in this Agreement, and shall be suitable for the purpose for which they were intended. Cosmetic damage to mechanical parts such as scratches to the A and D panels are excluded from the standard warranty after the initial DOA period. Seller further represents and warrants that Spares purchased hereunder shall:

3.C.1.a    vest in Buyer good and valid title to said Spares free and clear of all liens, security interests, encumbrances, burdens, and other claims, and

3.C.1.b    that Spares do not infringe on any intellectual property interest.

3.C.2       Buyer or Buyer’s customer(s) shall return in-warranty Spares to Seller for full credit or replacement (less packing material) at Buyers option for non conforming spares. Cosmetic damage to mechanical parts such as scratches to the A and D panels are excluded from the standard warranty after the initial DOA period. Seller shall issue credit at receipt of Spare at current negotiated prices under the terms of Seller’s warranty. Buyer may elect to utilize a debit system for this transaction.

3.C.3       Buyer or Buyer’s customer(s) shall return items to Seller for legitimate warranty return as determined by Buyer or Buyer’s customer(s). Buyer or Buyer’s customer(s) cannot arbitrarily return items under the guise of “warranty return” unless substantiated. Buyer and Seller agree to collaborate to ensure the NTF rate of returned Product stays below an acceptable level. The goal for the NTF level should not exceed a maximum of [Confidential Treatment has been requested.]

3.C.4       Except as stated otherwise in this Agreement, all charges Buyer and Seller agree to pay one leg of freight for logistical movement of Product.

3.C.5       Spares shall be date coded indicating date of repair or refurbishment, to include human readable characters, in English and host country language where applicable and in plain sight.

3.C.6       Seller shall provide flow-through warranty for Spares that are sold to Buyer from Seller utilizing 3rd party suppliers.  This warranty passed to Buyer from Seller shall be no less than the warranty provided by the Seller.

3.C.7       Buyer may appoint a network of authorized service providers to administer the warranty process.   Seller shall recognize said appointment and shall assist Buyer’s authorized service agent, as required by Buyer, to maintain the warranty process described herein.

3.C.8       Seller shall notify Buyer within three (3) working days after receipt of materials if any non-functional Spares are attributable to customer abuse, and therefore not the responsibility of Seller.  Upon notification, Buyer retains the right to audit the Spare, and shall provide disposition either by return to Buyer or repair at Buyer’s expense within three (3) working days.

3.C.9       Seller agrees to maintain a buffer stock of Spares that Seller deems adequate at each geographical location to meet fill rate performance commitments as defined in this Exhibit. Seller and Buyer agree that Spares shall be owned and held by Seller until requested by Buyer. Buyer and Seller shall use commercially reasonable efforts to effectively manage the consigned inventory at each mutually agreed geographic location.

3.C.10     Seller agrees that in order to minimize the Buyer’s customer’s down time, requests labeled “Rush” shall have worldwide priority over production shipments.  “Rush” orders shall be placed only if one or more customers are unable to utilize their Product for its intended purpose until the Spare arrives.  Seller agrees to use commercially reasonable efforts to ship Buyer designated “Rush” orders within same business day the Rush order is received of receipt assuming material is available anywhere in the pipeline. Invoices for “Rush” orders must be accompanied by a copy of the waybill(s) for the shipment(s).

3.C.11     Buyer or Buyer’s customer(s) shall make best efforts not to assert a claim of in-warranty return for Spares, that are not covered by a repair warranty or that have been obviously subjected to user negligence or abuse.  In the event that a Spare submitted for return has been damaged beyond repair, Seller shall not be obligated to make in-warranty repairs or provide a credit for the return due to customer abuse.

3.D.         ADMINISTRATION

3.D.1       Buyer and Seller shall create the initial Spares List, which shall be based on Seller’s Product design and annualized projected field return rates.  Buyer and Seller shall complete the first pass Spares List and estimated annualized projected Field Return Rates within [Confidential Treatment has been requested] after Buyer’s receipt of engineering samples, or [Confidential Treatment has been requested] prior to first customer ship from the buyer.

3.D.2       Seller agrees that during the term of this Agreement, it shall designate a spares manager for each Seller Service Center who shall act as Buyer’s primary contact for issues regarding parts procurement, engineering changes, quality issues and part exchanges.

3.E.          IN WARRANTY METRICS

3.E.1        Fill Rate – Seller shall ship spares by the second business day, as long as the spare is included in the mutually agreed upon spares list.  Performance goal is [Confidential Treatment has been requested] on time and shall be measured by Buyer weekly based on system documented shipments and customer orders from SFC finished goods stock.

3.E.2        In support of the metrics referenced above, both parties agree to have a monthly meeting with management representation, to review critical parameters affecting the attainment of these metrics.  This should include a three (3) month non-binding forecast, purges, holds, buffer stock, and performance to date against these established metrics.

3.E.3        Compliance with these metrics shall be assessed on a quarterly basis and presented at the quarterly business review.

3.E.4        For performance goals not met, Buyer may immediately escalate to Seller management with weekly review sessions until performance returns to the agreed performance metrics.

3.E.5        Seller does not have the obligation to provide Buyer credit for spare returns passed [Confidential Treatment has been requested.]

3.F.          DELIVERY

3.F.1        Buyer and Seller agree to utilize the Supplier Fulfillment Center (SFC) methodology to meet Buyer’s delivery requirements.  The SFC is a program which obligates Seller to stock Seller owned inventory to meet Buyer’s requirements. Requirements shall be met by Seller by storing Seller owned inventory located within each designated geographic area.. Seller shall utilize Buyer Spares forecasts, in combination with Seller’s failure data or other information available to Seller, known only to Seller as manufacturer of said material, to establish the stocking levels to meet the aforementioned Buyer requirements.  Buyer and Seller shall work together to create a process for transmitting and receiving orders via electronic transmission.

3.F.2        Delivery of warranty Spares shall be per the SFC process as stated above coupled with the utilization of a periodic Advanced Exchange delivery methodology if needed, the steps of which are described below;

3.F.3        Once a Spare has been determined by Buyer or Buyer’s Customer to be defective, Buyer shall generate an order to Seller for a replacement spare

3.F.4        Seller shall pick, pack, inspect, and ship order to Buyer as per SFC delivery metrics and packaging specifications.

3.F.5        Seller shall invoice Buyer at the Advanced Exchange Price as stated in the attached pricing exhibit, upon shipment of replacement unit.

3.F.6        Buyer shall measure Seller’s performance based upon the date stated on Buyer’s order, for the purpose of establishing Seller’s rate of timely shipment.

3.F.7        Seller understands that TIME IS OF THE ESSENCE in meeting Buyer’s requirements and agrees that Buyer may be irreparably damaged should Seller not meet specified shipment requirements.  Shipping performance shall be measured by Seller’s ability to ship pursuant to the performance metrics defined in this Exhibit.

3.F.8        Spares listed in the attached pricing attachment as expendable shall not be returned to Seller.

3.F.9        Seller agrees to notify Buyer’s service organization within two (2) working days of receipt of material if there are discrepancies in quantities, part numbers, or freight damage.

3.F.10      Buyer agrees to notify Seller within two (2) working days of receipt of Spares if there are discrepancies in quantities, part numbers, or freight damage.

3.F.11      Seller agrees to use the Quality Alert process defined in the Quality Exhibit to notify Buyer whenever the quality of Spare parts is suspect or is discovered to be nonconforming after shipment by the Seller.

3.G.         RIGHTS AND ASSISTANCE TO REPAIR

3.G.1       Seller grants to Buyer the right to repair or have repaired Spares and that Seller shall provide Buyer, at Buyer’s request, a list of related components and the list of Seller approved suppliers for those components. The components that are not available to Buyer from sources other than Seller are to be listed and unit prices identified with quantity discounts, if any. Those components having generic industry identification (not proprietary to Seller) and available to Buyer, shall be cross-referenced to generic part numbers. Seller further agrees to provide Buyer with the applicable test specifications, applicable diagnostic programs, test procedures and drawings required for testing the finished Spares, and/or Repairs, along with a full description, manufacturer’s model numbers, etc, of the test equipment involved/required to perform such tests.  Seller shall provide all requested information to the Buyer within forty-five (45) days from such written requests by Buyer and insure updates to the publication are provided for two years after the date of last product shipment.

3.G.2       Buyer reserves the right to have Spares repaired by the Seller, its authorized repair center or to select a third (3rd) party repair centers for such repairs.  In any event Seller shall agree to support Buyer’s selected repair centers.

3.G.3       Upon Buyer’s request, Seller agrees to assist, provide and support Buyer or Buyer’s selected authorized third (3rd) parties, with respect to the repair and refurbishment process development, including.  This support shall continue for a period of three (3) years after the last delivery of a Product, (as stated in the Agreement) by Seller.

3.H.         Engineering Changes

3.H.1       No changes shall be made by Seller in the form, fit, or function, including cosmetic, reliability and compatibility, of Spares without Buyer’s prior written approval initiated by an Engineering Change (EC) approved by Buyer.  Seller shall perform appropriate test(s) to establish conformity with the specifications and quality of Spares as required under the Agreement.  Seller shall issue a “Supplier Change Request” form and shall provide to Buyer the test documentation and results, documenting that the appropriate tests were performed in English.  Buyer’s authorized representative shall respond within two (2) business days of Buyer’s receipt of the Supplier’s Change Request form and test documentation and results.

3.H.2       Approved ECs that affect form, fit, or function, including cosmetic, reliability, and compatibility of any Spare must be implemented on all of those Spares before delivery to Buyer. Unless otherwise specified by Buyer, all approved ECs that affect form, fit, or function, including cosmetic, compatibility or reliability, for the purpose of addressing design defects shall require a hold and purge of all such Spares.  All costs incurred by Buyer or Seller relating to any such hold and purge shall be borne by Seller, provided such change to the form, fit, or function was solely attributable to Seller’s design or workmanship or a change made by Seller without Buyer’s written approval.

3.H.3       ECs must not create incompatibilities among Spares of various revision levels.

3.H.4       Copies of all ECs shall be provided by Seller to Buyer, shall include necessary rework instructions, any specific quality specifications, and shall be in English.

3.H.5       All holds and purges that are caused by Seller’s workmanship and/or design defects shall be performed at Seller’s expense.  Seller agrees to provide the rework instructions in English and replenish all Spare stock with conforming stock as soon as reworked stock is available.  Unless otherwise specified by Buyer the replenishment of Spare stock due to holds and purges shall have worldwide priority over production shipments.

3.I.           REFURBISHMENT OF SPARES

3.I.1         Seller agrees to refurbish to “Like New” condition, any in-warranty Spare that is requested by Buyer or Buyer’s customer in writing, at the agreed Refurbish Cost. This includes upgrade to the latest engineering revision then in effect.  This obligation shall be satisfied by either refurbishing the Spare submitted by Buyer or replacing such Spare with a refurbished Spare of the same part number.

3.I.2         Spares submitted by Buyer or Buyer’s customer for refurbishment, or credit shall, in Buyer’s opinion, be in reasonably good condition.  In the event Spare submitted for refurbishment has been damaged beyond repair, Seller shall not be obligated to refurbish.

4.             OUT OF WARRANTY SERVICE

4.A.         PRICING

4.A.1       Spares/Advanced Exchange pricing is set forth in the attached pricing sheet.  Pricing shall remain fixed for the contract pricing period as set forth herein of ninety (90) days.  Thirty (30) days before the end of the then current contract pricing period, Buyer and Seller shall meet to review the pricing of Spares.

4.A.2       The new agreed pricing sheet shall be included by reference to this exhibit.

4.A.3       If Buyer and Seller cannot agree upon a pricing schedule for a subsequent Contract Pricing Period during the aforementioned thirty (30) day period, those items of Spare(s) for which pricing cannot be agreed upon shall remain the same as in the previous pricing period.

4.A.4       Following expiration or termination of the Agreement, said Agreement shall be governed by the terms as stipulated in the Spares Term of Availability clause herein. The terms that govern pricing during this period are set forth below;

4.A.5       For two (2) years from the date of the last shipment of Product, Spares/Advanced Exchange pricing shall not exceed the then current Spares/Advanced Exchange pricing as listed in the attached pricing sheet.  For the remainder of the term of availability, which is three (3) years, Seller and Buyer will negotiate in good faith to ensure the spares price is competitive. Justification for all pricing increases must be substantiated in writing by Seller, and Buyer must agree with all substantiation before implementation of all new pricing.

4.A.6       Buyer and Seller will collaboratively pursue aggressive pricing for spare parts, and will allow Buyer to take advantage of these opportunities when they are available..

4.A.7       Seller shall maintain a vigorous cost reduction program to ensure that the prices charged to Buyer are aggressive and competitive at all times.

4.B.         TERM OF AVAILABILITY

4.B.1       Seller shall make commercially reasonable efforts to make Spares available for purchase by Buyer, Spares for at least [Confidential Treatment has been requested] after the last delivery of a Product by Seller. The commencement of such [Confidential Treatment has been requested] shall be defined and communicated to Seller by Buyer’s Program management.  Delivery shall be as stated on a Buyer’s order. Seller shall have the option to make available a functionally equivalent or better Spare during such [Confidential Treatment has been requested] period so long as such Spare is compatible and subject to the terms of Section 4.G (ECs). Seller and Buyer will use commercially reasonable efforts to extend this support based on market requirement.

4.B.2       Thereafter, Seller may discontinue availability of Spares by giving Buyer six (6) months or as long as commercially reasonable efforts will allow prior written notice or a backward compatible replacement is available, provided that, at Buyer’s option, Seller shall:

4.B.2.a    Grant to Buyer a royalty-free, nonexclusive, worldwide manufacturing license to have made, use, sell or otherwise dispose of the Spares, and furnish Buyer all necessary documentation, requirements, drawings, and other data, including its sources for raw materials necessary to make such Spares. If Buyer elects this option, Seller shall in addition;

4.B.2.b    Implement an end of life plan to be mutually agreed upon.

4.B.2.c    Sell Buyer sufficient quantities of Spares, as Buyer deems necessary on a one-time purchase basis. Buyer and Seller agree to collaborate to ensure support of the customer is adequate.

4.C.         WARRANTY TERMS

4.C.1       Seller hereby warrants that for [Confidential Treatment has been requested] from date of acceptance of Spares by Buyer and/or Buyer’s customers, that Spares shall be free from all defects in material, workmanship and design, and shall conform to applicable specifications, drawings, samples, and descriptions referred to in this Agreement, and shall be suitable for the purpose for which they were intended. Cosmetic damage to mechanical parts such as scratches to the A and D panels are excluded from the standard warranty after the initial DOA period. Seller further represents and warrants that Spares purchased hereunder shall:

4.C.1.a    vest in Buyer good and valid title to said Spares free and clear of all liens, security interests, encumbrances, burdens, and other claims, and

4.C.1.b    that Spares do not infringe on any intellectual property interest.

4.C.2       Non conforming spares shall be returned by Buyer or Buyer’s customers for repair or replacement.

4.C.3       Except as stated otherwise in this Agreement, all charges necessary to ship or return Spares shall be paid by Buyer.

4.C.4       Spares shall be date coded indicating date of manufacture, repair or refurbishment, to include human readable characters, in English and host country language where applicable and in plain sight.

4.C.5       Seller shall insure that all serialized spares are tracked in a “closed loop” tracking system to ensure failure analysis of individual spares as needed.

4.C.6       Seller shall notify Buyer within three (3) working days if any non-functional Cores are attributable to customer abuse.  Upon notification, Buyer retains the right to audit the Cores, and shall provide disposition either by return to Buyer or repair at Buyer’s expense within three (3) working days.

4.C.7       Seller agrees to maintain a buffer stock of Spares that Seller deems adequate at each geographical location to meet the agreed upon metrics. Seller and Buyer agree that Spares shall be owned and held by Seller until requested by Buyer. Buyer and Seller shall use commercially reasonable efforts to effectively manage the consigned inventory at each mutually agreed geographic location.

4.C.8       Seller agrees that in order to minimize the Buyer’s customer’s down time, requests labeled “Rush” shall have worldwide priority over production shipments.  “Rush” orders shall be placed only if one or more customers are unable to utilize their Product for its intended purpose until the Spare arrives.  Seller agrees to use commercially reasonable efforts to ship Buyer designated “Rush” orders within same business day the Rush order is received of receipt assuming material is available anywhere in the pipeline. Invoices for “Rush” orders must be accompanied by a copy of the waybill(s) for the shipment(s).

4.D.         Out of Warranty Metrics

4.D.1      Seller shall ship spares by the second business day, as long as the spare is included in the mutually agreed upon spares list. Seller performance metric is [Confidential Treatment has been requested] on time and shall be measured by Buyer weekly based on system documented shipments and customer orders from SFC finished goods stock.

4.D.2      In support of the metrics referenced above, both parties agree to have a monthly meeting with management representation, to review critical parameters affecting the attainment of these metrics.  This should include a [Confidential Treatment has been requested] non-binding forecast, purges, holds, buffer stock, and performance to date against these established metrics.

4.D.3      Compliance with this metric shall be assessed on a quarterly basis and presented at the quarterly business review.

4.D.4      For the goals not met, Buyer may immediately escalate to Seller management with weekly review sessions until performance returns to the agreed performance metrics.

4.D.5      All costs solely attributable to defects in Seller’s design, material, and workmanship shall be borne by Seller.  These costs shall include the cost of holds/purges, result of reworks, fees charged by third parties for reworks/repairs, and account recovery program fees incurred due to epidemic failures.

4.D.6      Seller does not have the obligation to provide Buyer credit for returns not processed within [Confidential Treatment has been requested.]

4.E.          Delivery

4.E.1       Buyer and Seller agree to utilize the Supplier Fulfillment Center methodology to meet Buyer’s delivery requirements.  The SFC is a program which obligates Seller to stock Seller owned inventory to meet Buyer’s requirements. Requirements shall be met by Seller by storing Seller owned inventory located within each designated geographic area.. Seller shall utilize Buyer Spares forecasts, in combination with Seller’s failure data or other information available to Seller, known only to Seller as manufacturer of said material, to establish the stocking levels to meet the aforementioned Buyer requirements.. Buyer and Seller shall work together to create a process for transmitting and receiving orders via electronic transmission.

4.E.2       Delivery of out of warranty Spares shall be per the SFC process as stated above coupled with the utilization of a periodic Advanced Exchange delivery methodology if needed, the steps of which are described below;

4.E.2.a    Once a Spare has been determined by Buyer or Buyer’s Customer to be nonconforming, Buyer shall generate an order to Seller for a replacement spare. At Buyer’s option, Seller shall accept a blanket purchase order for authorization of these transactions.

4.E.2.b   Seller shall pick, pack and ship order to Buyer as per SFC delivery metrics and packaging standards.

4.E.2.c    Seller shall invoice Buyer at the Advanced Exchange Price as stated in the attached pricing sheet, upon shipment of replacement unit.

4.E.2.d   Buyer shall have thirty (30) days from Seller’s ship date to return a Core.  Cores submitted by Buyer for repair or replacement shall be in reasonably good condition and repairable.   Cores submitted for repair or replacement that have been damaged beyond repair as determined by Seller shall not be considered for credit.  A non-repairable core is defined as: assemblies, sub assemblies or options received at Sellers site with missing, misused, cannibalized or mishandled components.  Non repairable Cores received at Seller’s site require Buyer’s review and approval before Core reconciliation. Seller agrees to notify Buyer’s Service Organization within two (2) business days of receipt of discrepant Cores.

4.E.3       Buyer shall measure Seller’s performance based upon the date stated on Buyer’s order, for the purpose of establishing Seller’s rate of timely shipment.

4.E.4       Seller understands that TIME IS OF THE ESSENCE in meeting Buyer’s requirements and agrees that Buyer may be irreparably damaged should Seller not meet specified shipment requirements.  Shipping performance shall be measured by Seller’s ability to ship pursuant to the performance metrics defined in this Exhibit.

4.E.5       Spares listed in the attached pricing sheet as expendable shall not be returned to Seller.

4.E.6       Seller agrees to notify Buyer’s Service organization within two (2) working days of receipt of material if there are discrepancies in quantities, part numbers, or freight damage.

4.E.7       Buyer agrees to notify Seller within two (2) working days of receipt of Spares if there are discrepancies in quantities, part numbers, or freight damage.

4.F.          RIGHTS AND ASSISTANCE TO REPAIR

4.F.1       Seller grants to Buyer the right to repair or have repaired Spares and that Seller shall provide Buyer, at Buyer’s request, a list of related components and the list of Seller approved suppliers for those components. The components that are not available to Buyer from sources other than Seller are to be listed and unit prices identified with quantity discounts, if any. Those components having generic industry identification (not proprietary to Seller) and available to Buyer shall be cross-referenced to generic part numbers. Seller further agrees to provide Buyer with the applicable test specifications, test procedures and drawings required for testing the finished Spares, and/or Repairs, along with a full description, manufacturer’s model numbers, etc, of the test equipment involved/required to perform such tests.  Seller shall provide all requested information to the Buyer within forty-five (45) days from such written requests by Buyer.

4.F.2       Buyer reserves the right to have Spares repaired by the Seller, its authorized repair centers or to select and qualify third (3rd) party repair centers.  In any event Seller shall agree to support Buyer’s selected repair centers.

4.F.3       Upon Buyer’s request Seller agrees to assist, provide and support Buyer or Buyer’s selected authorized third (3rd) parties with respect to the repair and refurbishment process development including documentation Spare parts within seven (7) calendar days.  This support shall continue for a period of three (3) years after the last delivery of a Product (as stated in the Agreement) by Seller.

4.G.         EC

4.G.1      No changes shall be made by Seller in the form, fit, or function, including cosmetic, reliability and compatibility, of Spares without Buyer’s prior written approval initiated by an Engineering Change (EC) approved by Buyer.  Seller shall perform appropriate test(s) to establish conformity with the specifications and quality of Spares as required under the Development Agreement and Purchase Agreement.  Seller shall issue a “Supplier Change Request” form and shall provide to Buyer the test documentation and results, documenting that the appropriate tests were performed.  Buyer’s authorized representative shall respond within two (2) business days of Buyer’s receipt of the Supplier’s Change Request form and test documentation and results.

4.G.2      Approved ECs that affect form, fit, or function, including cosmetic, reliability and compatibility of any Spare must be implemented on all Spares before delivery to Buyer.  Unless otherwise specified by Buyer, all approved ECs that affect form, fit, or function, including cosmetic, compatibility or reliability, for the purpose of addressing design defects shall require a hold and purge of all Spares.  All costs incurred by Buyer or Seller relating to any such hold and purge shall be borne by Seller, provided such change to the form, fit, or function was solely attributable to Seller’s design or workmanship

4.G.3      ECs must not create incompatibilities among Spares of various revision levels.

4.G.4      Copies of all ECs shall be provided by Seller to Buyer, shall include necessary rework instructions, quality specifications and shall be in English.

4.G.5      All holds and purges that are caused by Seller’s workmanship and design defects shall be performed at Seller’s expense.  Seller agrees to replenish all Spare stock with conforming stock as soon as reworked stock is available.  Unless otherwise specified by Buyer the replenishment of Spare stock due to holds and purges shall have worldwide priority over production shipments.

4.H.         REFURBISHMENT OF SPARES

4.H.1      Seller agrees to refurbish to “Like New” condition any in-warranty Spare that is requested by Buyer or Buyer’s customer in writing, at the Refurbish Cost listed in the attached pricing sheet.  This includes upgrade to the latest engineering revision then in effect.  This obligation shall be satisfied by either refurbishing the Spare submitted by Buyer or replacing such Spare with a refurbished Spare of the same part number.

4.H.2      Spares submitted by Buyer or Buyer’s customer for refurbishment shall, in Buyer’s opinion, be in reasonably good condition.  In the event Spare submitted for refurbishment has been damaged beyond repair, Seller shall not be obligated to Refurbish.

5.             DOCUMENTATION

5.A.        Buyer shall develop the Maintenance Service Guide (“MSG”).  Seller agrees to provide to Buyer the input required to develop the MSG, including all assembly drawings in paper and electronic format not later than thirty (30) days prior to anticipated First Customer Shipment (FCS).

5.B.         Seller shall write the first draft of the Technical Reference Guide (“TRG”) for the Products and transmit it in electronic form to Buyer as soon as possible, but no later than one (1) month after Seller’s first shipment of Design Verification build two Products to Buyer.

5.C.         Seller shall provide Buyer with specifications for all Spares listed in Attachment 1A not later than 30 days prior to anticipated FCS.

6.             BUYER’S ADDITIONAL REQUIREMENTS

6.A.        Any other services that Buyer requests Seller to do shall be done at prices quoted by Seller and mutually agreed upon by both parties.

6.B.         The SFC operational model shall begin when the product launches in North America and shall be implemented in other geographies according to a schedule that is mutually agreed between Buyer and Seller.

6.C.         Before implementation of SFC operational model Seller and Buyer will operate under the existing operational model.

6.D.         In selected geographies Seller and Buyer may mutually agree to Seller providing a level of consigned Spares inventory that equals the Field Return Rate in place of SFC operating model.

7.             ESCALATION

7.A.         Technical Escalation:

7.A.1      Seller agrees that during the term of this Agreement, it shall designate a Seller Representative who shall act as Buyer’s primary contact for any service issues regarding parts procurement, exchange, repair or quality.  Seller must prepare and present to Buyer an internal written escalation process.

7.A.2      Seller shall provide third (3rd) level technical support to Buyer for duration of this Agreement including the three (3) calendar years after Buyer shipment of last end unit product.  Buyer shall provide First (1st), Second (2nd), and Third (3rd) level technical support to its customers.  Seller shall resolve all issues deemed to be product “bugs”, correct any problems with production, and provide a service solution to Buyer for its customers.  Seller shall acknowledge escalated cases within one (1) business day and both parties shall agree to provide a resolution within a mutually acceptable time to be decided on a case by case basis.  At Buyer’s request, and if available locally, on-site technical support by Seller shall be made available to Buyer or its authorized third (3rd) party.  This shall be determined on a case by case basis.

8.             TRAINING

8.A.        Seller shall provide to Buyer personnel a “Train the Trainer” Engineering Seminar taught by Seller and Buyer engineers in accordance with criteria and locations upon mutual agreement, not to exceed one (1) seminar or as mutually agreed upon not less than 45 days prior to anticipated FCS.

8.B.        Each party shall bear its own expenses for this training seminar. Seller’s training hardware requirements will include one functioning unit per student and shall be the responsibility of Seller.

9.             MARKING

9.A.        Seller shall mark all Spares indicated on the attached spares price sheet with Buyer’s human-readable part number, in English, and the bar-code containing part number (which shall be specified in Buyer’s Packaging Specification as communicated by Buyer to Seller), revision level, date code, Spare description, and serial number (where applicable).  This Buyer human-readable part number and the bar-code shall also be marked on the equivalent Spare within production units of Product for Buyer.

Seller shall mark all Product production units and Whole Units with a serial number as defined in the Product specifications.

10.           TERMINATION

10.A.      In the event of termination of Agreement, Buyer and Seller shall cooperate with each other in good faith on the formulation of a transition plan for Repairs.  Upon completion and mutual agreement of the transition plan, Buyer and Seller shall begin transition of the Repairs operation.  The transition shall not exceed six (6) months from the date of a written termination notification as provided above.

ATTACHMENT 1

Spares Pricing

The parties agree to incorporate by reference the Product and Spare pricing as set forth in the Spare Pricing Sheet.  Seller agrees that the prices specified are firm for the current quarter.  Thirty (30) days before the end of current quarter and each subsequent quarter thereafter, Buyer and Seller shall meet to negotiate firm prices for the immediate following quarter and projected not to exceed prices for the next quarter thereafter.

PART NUMBER	DESCRIPTION	PROGRAM	Launch date	EXPENDABLE	ADVANCE EXCHANGE PRICE	CORE PRICE

Buyer may also purchase from Seller [Confidential Treatment has been requested] and [Confidential Treatment has been requested] warranties on all Product at an additional cost of TBD (USD) and TBD (USD) respectively, except for the Product battery which warranty, in all cases, will not exceed one (1) year.

Attachment 2

Service Fulfillment Center (SFC) - Scope of Work

The Service Fulfillment Center concept has been developed to enhance the overall efficiency and cost effectiveness of Buyer’s service material distribution structure.  The concept removes Buyer from direct involvement in the material handling and distribution process.  Within this concept, Buyer will manage the field contact and customer interface activities, process customer material orders and communicate those orders to the ODM partners electronically in a medium to be mutually agreed among the parties.  The ODM partner may have a Service Fulfillment Center in each of Buyer’s geographic business areas; North America (NA), and Europe (EMEA).  Material transactions may be performed within an Advance Exchange model where replacement materials are sent before the receipt of defective cores

The scope of work of the SFC involves all of the activity to kit, inventory, warehouse, ship, and receives materials in support of Buyer’s customer service and warranty programs.  The ODM partner will receive nonconforming material directly from Buyer’s end customer and authorized service provider (ASP) base.  These materials must be received and have the transaction validated by verifying the shipment content against the appropriate system transaction.  Incomplete, or shipments containing the wrong product, will be returned to the shipper freight collect within two (2) working days.

Orders will be shipped directly from the ODM partner’s local geography shipping facility to the destination designated on the order provided by Buyer.  The ODM partner will be expected to maintain sufficient spares inventory to support a two (2) business day fill rate.

Figure 1 SFC Order Flow

Attachment 3

Component Warranty Time Period

The overall warranty period for the Product from Pegatron is for a [Confidential Treatment has been requested] time period, this time period starts from the ship date of the Product. Not withstanding the foregoing there are a small number of unique components that may not initially support this time period as defined below. It is Buyer and Seller’s understanding that mutual efforts will be required to assist the selected source’s for these unique components to provide the required warranty time period support in the future. As the failure rates become known for these unique components a review session with the Parties concerned will be held with the mutual goal of migrating each to the required [Confidential Treatment has been requested] warranty time period. This table will be amended as progress is made to migrate each component to the required warranty support time period.

The following table outlines the warranty time period exceptions that deviate from the standard [Confidential Treatment has been requested] as of the execution of this agreement.

Component	Current Warranty Period
1) [Confidential Treatment has been requested.]	[Confidential Treatment has been requested.]
2) [Confidential Treatment has been requested.]	[Confidential Treatment has been requested.]
3) [Confidential Treatment has been requested.]	[Confidential Treatment has been requested.]
4) [Confidential Treatment has been requested.]	[Confidential Treatment has been requested.]

EXHIBIT F

MICROSOFT INSTALLATION AGREEMENT

Placeholder Only

EXHIBIT G

DISPUTE RESOLUTION PROCEDURES

All Disputes (as defined below) between Seller and Buyer shall be resolved exclusively as provided in this Exhibit G.

1.                Informal Dispute Resolution.  Prior to the initiation of formal dispute resolution procedures, the Parties shall first use the informal means set forth below in a good faith attempt to resolve any disputes, controversies, claims, or differences arising out of, relating to, or having any connection with this Agreement, including any question relating to its existence, validity, interpretation, performance, breach or termination, (hereafter “Dispute”):

(a)               Normal Channels.  Every effort should be made to resolve all Disputes through normal channels and procedures at the lowest possible level of authority.  If this is unsuccessful, then the Parties shall attempt to resolve the Dispute in the following manner:

(b)              Authorized Representatives.  Either Party may make a written request for a conference call with the other Parties’ representatives with respect to a Dispute, which shall be defined with reasonable particularity.  Within seventy-two (72) hours of the receipt of such written request, each Party shall designate a representative with full authority to resolve and compromise the Dispute (hereafter “Authorized Representative”).  The Authorized Representatives shall communicate promptly to endeavor to resolve the Dispute in question.  Pursuant to this subsection (b), the Parties agree that the following escalation path shall be used in order to resolve such dispute:

Buyer:

1.             Program Manager

2.             Vice President Supply Chain

Seller:

1.             Program Manager

2.             Vice President Operations

The Parties agree that time is of the essence with respect to the resolution of such Disputes.

(c)               Procedures for Authorized Representative Meetings.  The Authorized Representatives shall communicate as often as is reasonably necessary to discuss the problem and negotiate in good faith in an effort to resolve the Dispute without the necessity of any formal proceeding.  The specific format for the discussions will be left to the discretion of the Authorized Representatives, but may include the preparation of agreed-upon statements of fact or written statements of position.  During the course of discussions between the Authorized Representatives, all reasonable requests made by one Party to the other for non-privileged information, reasonably related to resolution of the Dispute in question, will be honored.

(d)              Vice Presidents.  If the Authorized Representatives fail to resolve disputes within thirty (30) calendar days of the initiation of the dispute resolution process set forth in sub-paragraphs 1(b) and (c) above, the Vice-President of Buyer and the President of Seller shall attempt to resolve the Dispute.  Upon the written request of either Party, the said Vice President and President shall meet in person [or, in extraordinary cases, by telephone,] within 10 days of the date of such written request.

(e)               Mediation.  Should the Vice President of Buyer and the President of Seller fail to reach agreement on the resolution of the Dispute within thirty (30) calendar days of the written request referred to in sub-paragraph 1(d) above, then the Parties shall attempt to resolve the Dispute by mediation in accordance with the [CPR Model Mediation Procedures for Business Disputes.] upon the written request of either Party, the parties shall within ten (10) calendar days of the date of such written request jointly select a mediator from one of the CPR Panels of Neutrals to assist in resolution of the Dispute.  If the parties are unable to jointly select a mediator within this period, either Party may in writing request CPR to initiate a selection process.  CPR shall select a neutral mediator within ten (10) calendar days of receipt of such written request; the mediator so selected shall promptly confirm his or her acceptance of the selection.  The mediation shall be conducted in (Austin, Texas, U.S.A.] The Parties shall cooperate with the mediator in order to assure that he or she shall have every reasonable opportunity to facilitate resolution of the Dispute within 60 days of his or her written acceptance of selection.

(f)               Confidentiality.  The Parties acknowledge that any statements (oral or written), including written statements of position and any materials provided in the course of procedures under sub-paragraphs 1(b)-(e) above will be prepared in connection with settlement and compromise negotiations, and as such will be privileged and confidential settlement materials.  No such statements or materials shall be admissible or used in any formal proceedings, except that documents which were otherwise admissible and in the possession of the Party seeking to make use thereof shall not be inadmissible by virtue of this sub-paragraph.

(g)              Commencement of Formal Proceedings.  Formal proceedings for the resolution of a Dispute pursuant to Section 2, below, may be commenced after the earlier of:

(I)                 the Authorized Representatives or Vice Presidents jointly concluding in good faith that amicable resolution of the Dispute through continued negotiation does not appear likely; or

 (II)                sixty (60) calendar days after the Dispute has been referred to the mediator referred to in paragraph l(e) above.

(III)                Nothing in this Exhibit is intended to, or should be construed to, prevent a Party from instituting, and each Party is authorized to institute, formal proceedings pursuant to Section [2] below with respect to any Dispute at any time in order to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors, or otherwise to prevent irreparable or serious injury to its interests.

2.                Arbitration.  If the Parties are unable to resolve any Dispute after making use of the procedures contemplated by Section I above, then such Dispute shall be referred to and finally resolved by binding arbitration as follows:

(a)               Arbitration Rules and Procedures.  The arbitration shall be conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce with (the “ICC Rules”).

(b)              Number and Selection of Arbitrators.  Unless otherwise agreed by the Parties, the number of arbitrators shall be three.  Each Party shall nominate one arbitrator in accordance with the ICC Rules.  The two party-appointed arbitrators shall jointly nominate a third arbitrator.  In the event that the two party-appointed arbitrators cannot agree, the third arbitrator shall be appointed by the International Court of Arbitration of the International Chamber of Commerce in accordance with the ICC Rules.

(c)               Site of Arbitration.  Unless otherwise agreed by the Parties, the sites of the arbitration shall be Austin, Texas.

(d)              Applicable Law.  All Disputes shall be resolved exclusively under the laws of the State of (Texas) (without reference to the choice of law principles thereof).  The Agreement, including this Exhibit 1, shall be governed exclusively by and interpreted exclusively in accordance with, the laws of the State of [Texas] (without reference to the choice of law principles thereof).  The arbitrators shall have no power or authority to (i) decide ex aequo et bono, (ii) amend or disregard any provision of the Agreement or applicable law, (iii) award punitive, exemplary or comparable damages, or (iv) award consequential damages (except as specifically provided for in the Agreement), The arbitrator(s) shall allow reasonable discovery between the parties in the forms permitted by the Federal Rules of Civil Procedure.

(e)              Conduct of Arbitration.  The arbitration hearing shall be commenced promptly and conducted expeditiously, with Buyer and Seller each being allocated one-half of the time for the presentation of its case.  Each Party agrees to use all reasonable efforts to conclude the arbitration within [one hundred twenty (120) calendar days] from the date of submission of the dispute to arbitration.  Unless otherwise agreed to by the Parties, an arbitration hearing shall be conducted on consecutive days.  The language of the arbitration shall be English.

(f)               Award.  The arbitrators shall make a reasoned award setting forth their findings of fact and conclusions of law.  The arbitrators) shall use all reasonable efforts to make their award within fifteen (15) calendar days following the conclusion of the arbitration hearings.  The arbitrator(s) award shall be final and binding on the Parties, and judgment thereon may be entered in a court of competent jurisdiction.  The parties waive any rights to appeal or challenge such award to the fullest extent permitted by law.

(g)              Time of the Essence.  Time is of the essence in the arbitration, and the arbitrator(s) shall have the right and authority to issue monetary and/or other sanctions against either of the Parties if, upon a showing of good cause, that Party is unreasonably delaying the proceeding.

(h)              Legal Expenses.  Except in cases involving one Party’s unreasonable delay, each Party shall bear its own attorneys’ fees and related expenses.

3.          Litigation.

(a)               Immediate Injunctive Relief. In circumstances involving irreparable, immediate, and severe damage to a Party, not capable of redress after the fact, it may seek interim injunctive relief or other provisional measures in aid of arbitration from a court of competent jurisdiction.  If a party seeks injunctive relief or other provisional measures from a court of competent jurisdiction, and is not successful, then it shall pay all of the attorneys’ fees, expenses and other costs relating thereto.

 (b)             Forum Selection.  Any actions seeking injunctive relief or other provisional measures pursuant to subparagraph 3(a) above shall be litigated solely and exclusively in Austin, Texas, provided that enforcement of any relief, judgment or order of a court in Austin, Texas may be sought in any Court of competent jurisdiction.

3.          Continued Performance.  Each Party shall continue performing its obligations under this Agreement while any Dispute is being resolved unless and until such obligations are terminated by the termination or expiration of this Agreement.  The covenant of Seller to meet its obligations are terminated by the termination or expiration of this Agreement.  The covenant of Seller is independent of Buyer’s covenants under this Agreement, and Seller assures that it will not discontinue or threaten to discontinue provision of any of its obligations as a means to force resolution of any Dispute hereunder.

EXHIBIT H

Tooling Exhibit

QUOTATION FOR COBRA TOOLING

[Confidential Treatment has been requested.]

[Confidential Treatment has been requested.]

EXHIBIT I

ODM REQUIREMENTS

Seller’s performance is critical to the success of Buyer’s Optimized Distribution Model (ODM).  Buyer has created a new distribution model designed to meet customers’ comprehensive needs for products and service in the most cost effective, efficient means possible. The Buyer Optimized Distribution Model (ODM) incorporates the manufacturing efficiencies of the direct model with the value-added services and expertise provided by resellers (the indirect model).  Buyer is committed to ensuring that our customers can order the products they want, configured exactly the way they want them, in partnership with our channels.  As such, Seller agrees to use best efforts to support the following ODM requirements.  In the event any of these requirements are not currently in place, Seller is expected to have a fully documented plan of action with milestones to achieve each of these.

REQUIREMENTS:

1)  Electronic Commerce Model – Electronic Data Interface will be used to communicate between the parties.  This will enable high frequency data interfacing and eliminating the need for manual interactions.

2)  Forecasting – Seller must be able to forecast and plan for a combination of CTO SKU’s, and Component/Subassembly Parts.  Buyer’s Forecast should have the capability to be processed systematically, without manual intervention, to enable rapid responses on materials, and capacity utilization.  This includes interfaces to Seller’s shop floor control systems and MRP.  Seller’s data integrity and timeliness is critical to Buyer’s business execution.  As such, best efforts shall be taken to insure the signals exchanged are accurate and timely.  All Forecast Responses that do not meet the baseline or upside quantities must be verified and confirmed by Seller prior to sending the Forecast Response to Buyer. All forecasts exchanged between the parties shall be used for positioning material and not for building Product.

3)  Production Scheduling – Seller must have the shop floor control systems and flexibility to process orders on a FIFO basis with component material visibility for the next 6 weeks.

4)  Supply Planning – Establish supplier owned warehouses (HUBS) when volume demand necessitates with price protection for all major components and insure all other components are delivered just-in-time.  Guarantee supply availability through the use of contractual flexibility models and buffer stocks with Seller suppliers.

5)  Direct Ship – Seller must be able to direct ship to Buyer’s end customers utilizing Buyer’s carriers.

6)  Performance Metrics – Seller’s delivery performance is critical to Buyer’s ability to meet customer demand with a predictable, on-time supply.  As such, Seller’s delivery performance will be measured and evaluated by the following table detailed below.

Delivery Model

Fulfillment Model	Ship to First Commit (STFC)	Ship to Requested Date (STRD)	Product Process Order Cycle Time (PPOCT)
BTO Product	100%	100%	XX hours
CTO Product	100%	100%	XX hours

EXHIBIT J

EDI TRANSACTIONS

All EDI orders, verifications, forecasts, responses, acknowledgments and other communications shall reference and be subject to the terms and conditions of this Agreement and be in an industry standard format. In the event any or all of these transactions do not exist at the execution of this Agreement, the parties will agree upon a manual process to compensate in the interim until such transactions can be implemented.  The following represents the required transaction sets by site, but may be changed from time to time.   A schedule shall be mutually agreed upon if other Seller sites require EDI capabilities. Seller agrees to adhere to the agreed upon EDI 856 signal cut-off times as described below. Buyer and Seller agree to a 12 hour response reply to the 860 and 865 and Buyer will use commercially reasonable efforts to provide a 36 hour advance notification prior to Product shipment. Buyer and Seller agree to a response reply of 72 hours to the 870 transaction.

Signal Cut-Off Time (local time)

Transaction	Description	Taiwan	US
EDI 830	Forecast			Future Add
EDI 997	Technical Confirmation
EDI 870	Forecast Response			Future Add
EDI 997	Technical Confirmation
EDI 850	Purchase Order
EDI 855	Purchase Order Acknowledgement & Ship Date Confirmation
EDI 870	Sales Order/Shipment Status			Future Add
EDI 860	Purchase Order Change
EDI 865	Purchase Order Change Acknowledgement.
EDI 856	Ship Notice
EDI 824	Shipment Confirmation
EDI 810	Invoice
EDI 824	Invoice Confirmation

1.     EDI 997 Technical acknowledgements will be used by both parties to ensure that delivery of the EDI transactions have occurred. The technical acknowledgements do not indicate the success or failure of processing the intended document but are used to validate that the document has been successfully delivered. Other responses will be utilized to acknowledge the success or failure of processing EDI documents by the recipient system.

2.     Seller will take the steps necessary to ensure that the EDI 856 is sent to Buyer on the same dates as the shipment is physically conveyed to the carrier.  Seller will ensure that each EDI 856 contains a Seller world wide unique shipment ID according to the numbering definition as stated in the mapping of the document.

3.     Seller will take the steps necessary to ensure that the EDI 856 is sent once and only once, unless specifically requested by Buyer. Additionally, Seller will ensure that the serial numbers transmitted in the EDI 856 match Buyer’s required numbering scheme and are unique, with no duplication of serial numbers. Seller will provide soft copies of all daily shipping reports.

4.     Seller will ensure that all required fields in all transactions are consistently and accurately populated.

5.     Sellers EDI 870  must be received prior to XXX CST and as often as agreed upon between the parties.

EXHIBIT K

PRODUCT REPORTING REQUIREMENTS

Placeholder Only

Report Title	Report Content	Report Frequency	Responsibility	Due Date